UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Patterson-UTI Energy, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 10, 2013

Dear Stockholder:

We cordially invite you to attend Patterson-UTI Energy, Inc.’s annual stockholders’ meeting. The annual meeting will be held Wednesday, June 5, 2013, at 10:00 a.m., local time, at the Hyatt North Houston Hotel, 425 N. Sam Houston Parkway East, Houston, Texas 77060.

We are pleased to take advantage of Securities and Exchange Commission rules that allow us to furnish these proxy materials and our annual report primarily over the Internet. We believe that posting these materials on the Internet enables us to provide stockholders with the information that they need quickly, while lowering our costs of printing and delivery and supporting sustainability. We encourage you to vote via the Internet and follow the links to our proxy statement and annual report, which are both available at www.proxyvote.com.

For those stockholders who have elected to receive their proxy materials in the mail, please review our proxy statement and annual report and vote via the Internet, by telephone or using your proxy card.

Your vote is important to us. Please review your proxy materials carefully and send in your vote today.

Thank you for your support.

Sincerely,

MARK S. SIEGEL Chairman of the Board	WILLIAM ANDREW HENDRICKS, JR. President and Chief Executive Officer

PATTERSON-UTI ENERGY, INC.

450 Gears Road, Suite 500

Houston, Texas 77067

NOTICE OF 2013 ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 5, 2013

The 2013 annual meeting of the stockholders of Patterson-UTI Energy, Inc., a Delaware corporation (“Patterson-UTI”), will be held Wednesday, June 5, 2013, at 10:00 a.m., local time, at the Hyatt North Houston Hotel, 425 N. Sam Houston Parkway East, Houston, Texas 77060 (the “Meeting”), for the following purposes:

•

to elect seven directors named in this proxy statement to the Board of Directors of Patterson-UTI to serve until the next annual meeting of the stockholders or until their respective successors are elected and qualified;

•	to approve, on an advisory basis, Patterson-UTI’s compensation of its named executive officers;

•	to ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm of Patterson-UTI for the fiscal year ending December 31, 2013; and

•	to transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.

Stockholders of record at the close of business on April 9, 2013 are entitled to notice of and to vote at the Meeting and any adjournment or postponement thereof.

Your vote is important to us. Whether or not you plan to attend the Meeting in person, we urge you to promptly vote your shares via the Internet, by telephone, or if the accompanying proxy statement was mailed to you, by completing, signing, dating and returning your proxy card as soon as possible in the enclosed postage prepaid envelope.

By order of the Board of Directors

SETH D. WEXLER

General Counsel and Secretary

April 10, 2013

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting

to Be Held on June 5, 2013

The proxy statement and annual report to stockholders are available at www.proxyvote.com.

PATTERSON-UTI ENERGY, INC.

450 Gears Road, Suite 500

Houston, Texas 77067

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 5, 2013

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

The Board of Directors (the “Board” or “Board of Directors”) of Patterson-UTI Energy, Inc., a Delaware corporation (“Patterson-UTI”), has made this proxy statement and its 2012 annual report to stockholders available to you on the Internet or, upon your request has delivered printed versions of these materials to you by mail beginning on or about April 15, 2013. Patterson-UTI is furnishing this proxy statement in connection with the solicitation by the Board of Directors of proxies to be voted at the 2013 annual meeting of stockholders of Patterson-UTI (the “Meeting”). The Meeting will be held Wednesday, June 5, 2013, at 10:00 a.m., local time, at the Hyatt North Houston Hotel, 425 N. Sam Houston Parkway East, Houston, Texas 77060, or at any adjournment or postponement thereof. The Notice of Internet Availability of Proxy Materials (the “Notice”) was mailed to each of Patterson-UTI’s stockholders (other than those who previously requested electronic delivery) entitled to vote at the Meeting on or about April 15, 2013.

Pursuant to the “notice and access” rules adopted by the Securities and Exchange Commission (the “SEC”), Patterson-UTI has elected to provide stockholders access to its proxy materials over the Internet. Accordingly, Patterson-UTI sent a Notice to all of its stockholders as of the record date. The Notice includes instructions on how to access Patterson-UTI’s proxy materials over the Internet and how to request a printed copy of these materials. In addition, by following the instructions in the Notice, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

Choosing to receive your future proxy materials by email will save us the cost of printing and mailing documents to you and will support sustainability. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

If your shares are registered directly in your name with our transfer agent, Continental Stock Transfer & Trust Company, you are considered the “stockholder of record” with respect to those shares, and the Notice was sent directly to you.

If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice was forwarded to you by that organization. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account.

Whether you are a “stockholder of record” or hold your shares in “street name,” you may direct your vote without attending the Meeting in person.

If you are a stockholder of record, you may vote by Internet or by telephone by following the instructions in the Notice. If you request printed copies of the proxy materials by mail, you may also vote by signing and submitting your proxy card and returning it by mail. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), you should indicate your name and title or capacity.

If you are the beneficial owner of shares held in street name, you may be eligible to vote your shares electronically over the Internet or by telephone by following the instructions in the Notice. If you request printed copies of the proxy materials by mail, you may also vote by signing the voter instruction card provided by your brokerage firm, bank, broker-dealer, or other similar organization and returning it by mail. If you provide specific voting instructions by mail, telephone or the Internet, your shares will be voted by your brokerage firm, bank, broker-dealer, or similar organization as you have directed.

Properly submitted proxies received either by mail, Internet, telephone or in person in time to be counted for the Meeting will be voted as you have directed in your proxy, unless you revoke your proxy in the manner provided below. As to any matter for which you give no direction in your proxy, your shares will be voted as follows:

•	“FOR” the election of all of the nominees to the Board of Directors named in this proxy statement;

•	“FOR” the approval, on an advisory basis, of Patterson-UTI’s compensation of its named executive officers;

•	“FOR” the ratification of PricewaterhouseCoopers LLP as the independent registered public accounting firm of Patterson-UTI for the fiscal year ending December 31, 2013; and

•	“FOR” or “AGAINST” any other proposals that may be properly submitted at the Meeting at the discretion of the persons named in the proxy.

If you are a stockholder of record, you may revoke your proxy before the proxy is voted by either:

•	submitting a new proxy with a later date, including a proxy submitted by the Internet or by telephone, in time to be counted for the meeting;

•	notifying the Secretary of Patterson-UTI in writing before the Meeting that you have revoked your proxy; or

•	attending the Meeting and voting in person.

If your shares are held in street name, you must obtain a proxy executed in your favor from the stockholder of record (that is, your brokerage firm, bank, broker-dealer or similar organization) to be able to vote at the Meeting.

The Board of Directors is making this solicitation. Patterson-UTI’s officers and other employees, without compensation other than regular compensation, may solicit proxies by mail, email, the Internet, telephone, electronic means and personal interview. Patterson-UTI does not intend to retain a proxy solicitation firm to assist in the solicitation of proxies of stockholders, but may do so if circumstances warrant. Patterson-UTI will pay all costs associated with this solicitation.

SHARES OUTSTANDING AND VOTING RIGHTS

Only stockholders of record of Patterson-UTI’s common stock, $.01 par value per share (the “Common Stock”), at the close of business on April 9, 2013 are entitled to notice of and to vote at the Meeting or any adjournment or postponement thereof. At the close of business on April 9, 2013, there were 146,427,968 shares of Common Stock issued and outstanding. Holders of record of Common Stock on April 9, 2013 will be entitled to one vote per share on all matters to properly come before the Meeting. A list of stockholders entitled to notice of and to vote at the Meeting will be made available during regular business hours at the offices of Patterson-UTI Energy, Inc., 450 Gears Road, Suite 500, Houston, Texas 77067, for the 10 days prior to, and at, the Meeting for examination by any stockholder for any purpose germane to the Meeting.

A quorum is necessary to transact business at the Meeting. A majority of the shares of Common Stock outstanding on April 9, 2013 will constitute a quorum. The shares held by each stockholder who attends the Meeting in person, signs and timely returns the form of proxy or properly votes using the Internet or telephone will be counted for purposes of determining the presence of a quorum at the Meeting.

“Broker non-votes” will be considered present at the Meeting but will not be counted to determine the total number of votes cast. Broker non-votes occur when nominees, such as brokerage firms, banks, broker-dealers, or other similar organizations holding shares on behalf of the beneficial owners, are prohibited from exercising discretionary voting authority for beneficial owners who have not provided voting instructions. If you do not give instructions to your bank, brokerage firm or other agent, the bank, brokerage firm or other agent will nevertheless be entitled to vote your shares of Common Stock in its discretion on “routine matters” and may give or authorize the giving of a proxy to vote the shares of Common Stock in its discretion on such matters. The ratification of an independent registered public accounting firm is generally considered a routine matter, whereas the election of directors and advisory approval of executive compensation are not considered routine matters. For these reasons, please promptly vote in accordance with the instructions provided by your brokerage firm, bank, broker-dealer, or other similar organization.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Directors are elected to serve until the next annual meeting of stockholders and until their successors are elected and qualified. Patterson-UTI’s bylaws provide that the affirmative vote of a plurality of the votes cast at the meeting at which a quorum is present is required for the election of directors. Shares as to which a stockholder withholds authority to vote on the election of directors and shares as to which a broker indicates that it does not have discretionary authority to vote on the election of directors will not be counted as voting thereon and will not affect the election of the nominees receiving a plurality of the votes cast.

The enclosed form of proxy provides a means for you to either:

•	vote “FOR” the election of the nominees to the Board of Directors listed below,

•	withhold authority to vote for one or more of the nominees, or

•	withhold authority to vote for all of the nominees.

The Board of Directors recommends that you vote “FOR” all of the nominees.    Unless you give contrary instructions in your proxy, your proxy will be voted “FOR” the election of all of the nominees to the Board of Directors. If any nominee should become unable or unwilling to accept nomination or election, the person acting under the proxy will vote for the election of such other person as the Board of Directors may recommend. The Board has no reason, however, to believe that any of the nominees will be unable or unwilling to serve if elected. Abstentions will have no effect with respect to the election of directors. A broker non-vote will be counted for purposes of establishing a quorum, but will not be treated as a vote cast with respect to the election of directors. This will have the effect of reducing the absolute number of votes cast for the election of directors.

There are no arrangements or understandings between any person and any of the directors pursuant to which such director was selected as a nominee for election at the Meeting. There are no family relationships among any of the directors or executive officers of Patterson-UTI.

Our corporate governance guidelines require that if a director receives in an uncontested election a greater number of “withhold” votes than votes cast “for” his or her election, the Nominating and Corporate Governance Committee of the Board of Directors will undertake a prompt evaluation of the appropriateness of the director’s continued service on the Board of Directors. In performing this evaluation, the Nominating and Corporate Governance Committee will review all factors it deems relevant, including the stated reasons why votes were withheld, the director’s length of service, his or her past contributions to Patterson-UTI and the availability of other qualified candidates. The Nominating and Corporate Governance Committee will then make its recommendation to the Board. The Board of Directors will review the Nominating and Corporate Governance Committee’s recommendation and consider such further factors and information as it deems relevant. The Board of Directors will act on the Nominating and Corporate Governance Committee’s recommendation no later than 90 days following the date of the stockholders’ meeting. If the Board of Directors determines remedial action is appropriate, the director shall promptly take whatever action is requested by the Board. If the director does not promptly take the recommended remedial action or if the Board of Directors determines that immediate resignation is in the best interests of Patterson-UTI and its stockholders, the Board of Directors may accept the director’s resignation that will have been tendered as follows. Each director will, as a condition to his or her appointment or election as a director or nomination as a director, agree in writing to comply with the terms of Patterson-UTI’s majority voting policy and provide to the Board of Directors an irrevocable resignation that will be effective upon (i) the failure to receive the required vote at the next annual meeting at which such director faces re-election and (ii) the Board of Directors’ acceptance of such resignation.

Set forth below is the name, age, position and a brief description of the business experience during at least the past five years of each of the members of Patterson-UTI’s Board of Directors, as well as specific qualifications, attributes and skills of such member that were identified by the Nominating and Corporate Governance Committee when concluding such member should be nominated to serve on the Board of Directors. Each current member of Patterson-UTI’s Board of Directors is a nominee for election to the Board of Directors, except for Kenneth R. Peak. Mr. Peak is not standing for re-election due to health reasons, and the size of the Board of Directors will be reduced to seven directors effective as of the time of the Meeting.

Name	Age	Position
Mark S. Siegel	62	Chairman of the Board and Director
Kenneth N. Berns	53	Senior Vice President and Director
Charles O. Buckner	68	Director
Michael W. Conlon	66	Director
Curtis W. Huff	55	Director
Terry H. Hunt	64	Director
Cloyce A. Talbott	77	Director

When considering whether directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board of Directors to satisfy its oversight responsibilities effectively in light of Patterson-UTI’s business and structure, the Nominating and Corporate Governance Committee and the Board of Directors focused primarily on the information discussed in each of the directors’ individual biographies set forth below.

In particular, with regard to Mr. Siegel, the Board of Directors considered his broad business and legal experience, as well as his expertise with respect to Patterson-UTI’s business. In addition, the Board considered Mr. Siegel’s demonstrated leadership for more than 15 years of both Patterson-UTI and one of its predecessor companies, UTI Energy Corp. (“UTI”). In addition, the Board considered Mr. Siegel’s prior leadership experience in other public companies and in the oil services industry, and in numerous other businesses and industries. Mr. Siegel also brings substantial experience and expertise in mergers and acquisitions, capital structure transactions, strategic planning, and board and business management. Mr. Siegel’s broad and deep experience and expertise allows him to provide Patterson-UTI with valuable leadership in all areas of its business endeavors.

With regard to Mr. Berns, the Board of Directors considered his more than 30 years of financial, mergers and acquisitions and transactional experience, including over fifteen years in the oil and gas industry. This experience and background, provides perspective on the cyclical nature of the oil and gas industry and allows Mr. Berns to provide valuable direction with respect to Patterson-UTI’s financial affairs, corporate transactions and strategic decisions.

With regard to Mr. Buckner, the Board of Directors considered his past and current service as a director of oil and gas companies, as well as his experience, expertise and background with regard to accounting matters, which includes his role as the former chairman of Ernst & Young LLP’s United States energy practice.

With regard to Mr. Conlon, the Board of Directors considered his more than 40 years of experience handling corporate, securities and mergers and acquisition matters as a lawyer with an international law firm, as well as his service in a number of management roles throughout his tenure at the firm. The Board noted Mr. Conlon’s experience in representing numerous public companies, including Patterson-UTI, and other energy services companies, allows him to provide valuable insight on legal, governance and regulatory issues facing Patterson-UTI.

With regard to Mr. Huff, the Board of Directors considered his background as an executive of publicly traded oilfield services companies and as an owner and manager of a private equity firm and investment firm focused on the oilfield service industry. The Board noted his knowledge and experience in a broad range of oilfield products and services and his current and historical experience in managing operations in both the United States and internationally. The Board also considered Mr. Huff’s expertise and background with regard to accounting and legal matters, which, among other things, provides guidance to Patterson-UTI in assessing its corporate governance structure, policies and procedures.

With regard to Mr. Hunt, the Board of Directors considered his over 25 years of experience covering most phases of the upstream oil and natural gas industry in the United States and Canada, including the evaluation of exploration and development programs, oil and natural gas production and pipeline operations, and project development and major production facility construction. This experience and background provides Patterson-UTI with an invaluable perspective of the oil and natural gas industry and its customers. In addition, Mr. Hunt’s many years of senior executive experience leading natural gas distribution, storage and marketing companies provides insight into the management of multi-faceted businesses and the markets for natural gas in North America.

With regard to Mr. Talbott, the Board of Directors considered his more than 50 years of experience in the oil and gas industry, more than thirty of which has been with Patterson-UTI, which provides unique and valuable knowledge of the U.S. land drilling industry and a historical perspective of the cyclical nature of the oil and natural gas industry.

Mark S. Siegel — Mr. Siegel has served as Chairman of the Board and as a director of Patterson-UTI since May 2001. Mr. Siegel served as Chairman of the Board and as a director of UTI from 1995 to May 2001, when UTI merged with and into Patterson-UTI. Mr. Siegel has been President of REMY Investors & Consultants, Incorporated (“REMY Investors”) since 1993. From 1992 to 1993, Mr. Siegel was President, Music Division, Blockbuster Entertainment Corp. From 1988 through 1992, Mr. Siegel was an Executive Vice President of Shamrock Holdings, Inc., a private investment company, and Managing Director of Shamrock Capital Advisors, Incorporated. Mr. Siegel holds a Bachelor of Arts degree from Colgate University and a J.D. from the University of California, Berkeley (Boalt Hall) School of Law.

Kenneth N. Berns — Mr. Berns has served as Senior Vice President of Patterson-UTI since April 2003 and as a director of Patterson-UTI since May 2001. Mr. Berns served as a director of UTI from 1995 to May 2001. Mr. Berns has been an executive with REMY Investors since 1994. Mr. Berns holds a Bachelors Degree in Business Administration from San Diego State University and a Masters Degree in Taxation from Golden Gate University.

Charles O. Buckner — Mr. Buckner has served as a director of Patterson-UTI since February 2007. Mr. Buckner, a private investor, retired from the public accounting firm of Ernst & Young LLP in 2002 after 35 years of service in a variety of client service and administrative roles, including chairmanship of Ernst & Young’s United States energy practice. He presently serves as a director of Energy Partners, Ltd., a publicly held company with oil and natural gas exploration and production on the continental shelf in the Gulf of Mexico. Mr. Buckner served as a director of Global Industries, Ltd., a marine construction services company with global operations from 2010 to 2011, Gateway Energy Corporation, a publicly held oil and gas pipeline company from 2008 to 2010, Horizon Offshore, Incorporated, a marine construction services company for the offshore oil and gas industry from 2003 to 2007, and Whittier Energy Corporation, a publicly held company with domestic onshore oil and natural gas exploration and production from 2003 to 2007. Mr. Buckner is a Certified Public Accountant and holds a Bachelor of Business Administration from the University of Texas and a Masters of Business Administration from the University of Houston.

Michael W. Conlon — Mr. Conlon has served as a director of Patterson-UTI since September 2012. Mr. Conlon retired as a partner of the law firm, Fulbright & Jaworski L.L.P., in January 2012 after 40 years with the firm. Mr. Conlon specialized in corporate, securities and merger and acquisition matters. Mr. Conlon was partner-in-charge of the firm’s Houston office from 2007 to 2011 and was co-partner-in-charge from 2001 to

2007. Mr. Conlon currently acts as Secretary to the Board of Directors of The Men’s Wearhouse Inc., a specialty retailer of men’s apparel and an NYSE listed company. Mr. Conlon holds a Bachelor of Arts degree in Economics from Catholic University of America, where he graduated magna cum laude, and a Juris Doctorate from the Duke University School of Law.

Curtis W. Huff — Mr. Huff has served as a director of Patterson-UTI since May 2001 and served as a director of UTI from 1997 to May 2001. Mr. Huff is the co-founder and advisor of Intervale Capital, an oilfield service private equity firm that Mr. Huff created in 2006. Mr. Huff is also the President and Chief Executive Officer of Freebird Investments LLC, a private family office investment company that was created in October 2002. Mr. Huff also serves as Chief Executive Officer of Impact Fluid Solutions LLC, which provides drilling and production solutions for oil and gas operators and fluid companies. Mr. Huff served as the President and Chief Executive Officer of Grant Prideco, Inc., a provider of drill pipe and other drill stem products, from February 2001 to June 2002. From January 2000 to February 2001, Mr. Huff served as Executive Vice President, Chief Financial Officer and General Counsel of Weatherford International, Inc., one of the world’s largest international oilfield services companies. He served as Senior Vice President and General Counsel of Weatherford from May 1998 to January 2000. Mr. Huff began his professional career in 1983 with the law firm of Fulbright & Jaworski L.L.P. where he specialized in corporate, securities and merger and acquisition matters. Mr. Huff was made a partner in that firm in 1989 where he served until 1998 when he joined Weatherford. Mr. Huff holds a Bachelor of Arts degree and J.D. from the University of New Mexico, where he graduated as a member of the order of the coif and cum laude, and a Masters of Law from New York University School of Law.

Terry H. Hunt — Mr. Hunt has served as a director of Patterson-UTI since April 2003 and served as a director of UTI from 1994 to May 2001. Mr. Hunt is an energy consultant. Mr. Hunt served as Senior Vice President — Strategic Planning of PPL Corporation, an international energy and utility holding company, from 1998 to 2000. Mr. Hunt served as the President and Chief Executive Officer of Penn Fuel Gas, Inc., a Pennsylvania-based natural gas and propane distribution company, from 1992 to 1999. Previously, Mr. Hunt was President of Carnegie Natural Gas and Apollo Gas Company, both Appalachian natural gas distribution companies. He also previously served in senior management positions in natural gas project and venture development, oil and natural gas exploration and development evaluation and operations and major production facilities construction with Texas Oil & Gas Corp. and Atlantic Richfield. Mr. Hunt holds a Bachelor of Engineering degree from the University of Saskatchewan, Canada and a Masters of Business Administration from Southern Methodist University.

Cloyce A. Talbott — Mr. Talbott has served as a director of Patterson-UTI since its incorporation in 1978. Mr. Talbott co-founded Patterson-UTI and has served in various capacities, including as its Chief Executive Officer from 1983 until his retirement from that position in September 2007. He also served as Chairman of the Board from 1983 to May 2001. Mr. Talbott was employed by Patterson-UTI as a consultant from September 2007 through September 2012. Mr. Talbott holds a Bachelor of Science degree in petroleum engineering from Texas Tech University.

Board Leadership Structure, Lead Director and Board Role in Risk Oversight

The Board evaluates its leadership structure and role in risk oversight on an ongoing basis. The decision on whether to combine or separate the Chairman and Chief Executive Officer (“CEO”) role is determined on the basis of what the Board considers to be best for Patterson-UTI at any given point in time. Patterson-UTI’s current Board leadership structure separates the role of Chairman and CEO.

The Board also believes part of an effective Board leadership structure is to have a lead independent director, the “Lead Director.” The Board has appointed Mr. Huff as the Lead Director. The independent directors meet regularly in executive sessions at which only independent directors are present, and the Lead Director chairs those sessions. The Lead Director serves as a liaison between the Chairman and the independent directors, consults with regard to Board and agenda items, and works with the chairpersons of Board committees as appropriate.

The Nominating and Corporate Governance Committee and the Board currently believe that the Board’s leadership structure, which includes the separation of the role of CEO and Chairman and the appointment of an independent Lead Director, is appropriate because it, among other things, provides for sufficient independence between the Board and management and for an independent director who provides board member leadership.

The Board has adopted Corporate Governance Guidelines, which can be accessed electronically in the “Governance” section of Patterson-UTI’s website at www.patenergy.com The Guidelines describe one of the Board’s primary responsibilities as overseeing Patterson-UTI’s processes for assessing and managing risks. The Board discharges this responsibility, in part, through regular inquiries from the Chairman of the Board and/or the Lead Director to management, periodic communications from management to the Board of Directors of particular risks and events, and discussions during Board meetings with and without management of general and specific risks to Patterson-UTI.

Meetings and Committees of the Board of Directors

The Board of Directors met ten times during the year ended December 31, 2012. Each director attended, in person or by telephone, at least 75% of the aggregate of all meetings held by the Board during his service and meetings of each committee on which such director served, except that Mr. Peak did not attend any meetings during the fourth quarter due to health reasons. A majority of the members of the Board of Directors are independent within the meaning of the Nasdaq Stock Market, Inc. (“Nasdaq”) listing standards. Specifically, the Board has determined that Messrs. Buckner, Conlon, Huff, Hunt and Peak are independent within the meaning of the Nasdaq listing standards. In reaching this conclusion, the Board considered that Mr. Peak is the Chairman of a publicly traded independent natural gas and oil company, which has a subsidiary that has obtained contract drilling services from Patterson-UTI in the ordinary course of their businesses consistent with customary terms in the industry. In reaching this conclusion, the Board also considered that Mr. Conlon retired in January 2012 as partner of a law firm that has provided legal services to the Company. The Board has determined that these transactions are not material to such companies, firms, Patterson-UTI or Messrs. Conlon or Peak and that such transactions do not affect any such director’s independence under applicable rules and regulations.

The Board of Directors has established four standing committees, an Executive Committee, an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.

The Executive Committee, which currently is composed of Messrs. Siegel, Talbott and Berns, has the authority, to the extent permitted by applicable law, to act for the Board in all matters arising between regular or special meetings of the Board of Directors.

The Audit Committee members are Messrs. Buckner (chairman), Huff and Hunt, each of whom is independent within the meaning of applicable rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and within the meaning of the Nasdaq listing standards. The Audit Committee oversees management’s conduct of Patterson-UTI’s accounting and financial reporting process, including review of the financial reports and other financial information provided by Patterson-UTI to the public and government and regulatory bodies, Patterson-UTI’s system of internal accounting, Patterson-UTI’s financial controls, and the annual independent audit of Patterson-UTI’s financial statements and internal control over financial reporting. The Audit Committee also oversees compliance with Patterson-UTI’s codes of conduct and ethics and with legal and regulatory requirements. The Board has determined that Messrs. Buckner and Huff are “audit committee financial experts” within the meaning of applicable SEC rules. The Audit Committee selects the independent registered public accounting firm to audit Patterson-UTI’s books and records and considers and acts upon accounting matters as they arise. The Board of Directors has adopted a written charter for the Audit Committee. The Audit Committee held nine meetings during the year ended December 31, 2012. Please see “Audit Committee Report” elsewhere in this proxy statement.

The Compensation Committee members are Messrs. Hunt (chairman), Buckner, Conlon, Huff and Peak, each of whom is independent as defined in the Nasdaq listing standards. Among other things, the Compensation Committee sets and administers the policies that govern the compensation of executive officers and directors of Patterson-UTI. The Board of Directors has adopted a written charter for the Compensation Committee. The Compensation Committee held eight meetings during the year ended December 31, 2012. Please see “Compensation Discussion and Analysis” and “Compensation Committee Report” elsewhere in this proxy statement for further information about the Compensation Committee.

The Nominating and Corporate Governance Committee members are Messrs. Huff (chairman), Buckner, Conlon and Peak, each of whom is independent as defined in the Nasdaq listing standards. The purpose of the Nominating and Corporate Governance Committee is to identify individuals qualified to become Board members, to recommend for selection by the Board director nominees for the next annual meeting of stockholders, to review Patterson-UTI’s Code of Business Conduct, to develop and continually make recommendations with respect to the best corporate governance principles and to oversee the evaluation of the Board and management. The Board of Directors has adopted a written charter for the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee held three meetings during the year ended December 31, 2012.

On behalf of the Board, the Nominating and Governance Committee considers director nominees recommended by Patterson-UTI’s stockholders if the recommendations are made in accordance with all legal requirements, including applicable provisions of Patterson-UTI’s restated certificate of incorporation and bylaws. In accordance with Patterson-UTI’s bylaws, in addition to any other applicable requirements, nominations of persons for election to the Board may be made at a meeting of stockholders only by or at the direction of the Board or by a stockholder who is a stockholder of record on the date of the giving of the notice provided for below and on the record date for the determination of stockholders entitled to vote at such annual meeting and gives timely notice of such nomination in writing to the Secretary of Patterson-UTI. To be timely with respect to the 2014 annual meeting of stockholders, a stockholder’s notice must be delivered to or mailed and received at Patterson-UTI’s principal executive offices not earlier than February 5, 2014 and not later than March 7, 2014; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after June 5, 2014, notice by the stockholder must be received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or public disclosure of the annual meeting date was made, whichever occurs first.

A stockholder’s notice to the Secretary of Patterson-UTI shall set forth:

•

as to each person whom the stockholder proposes to nominate for election or re-election as director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A promulgated under the Exchange Act, or any successor regulation thereto,

•	the name and record address of the stockholder proposing such nomination,

•	the class and number of shares of Patterson-UTI that are beneficially owned by the stockholder,

•

a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination or nominations are to be made by such stockholder, and

•	a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in the notice.

Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

The Nominating and Corporate Governance Committee determines qualification criteria and procedures for the identification and recruitment of candidates for election to serve as directors of Patterson-UTI. The Nominating and Corporate Governance Committee relies on the knowledge and relationships of Patterson-UTI and its officers and directors, as well as third parties when it deems appropriate, to identify and evaluate nominees for director, including nominees recommended by stockholders. In evaluating a nominee for director, the Nominating and Corporate Governance Committee considers the nominee’s skills, expertise, industry and other knowledge, personal and professional ethics, integrity and values, sound business judgment and willingness to commit sufficient time to the Board and be committed to representing the long-term interests of Patterson-UTI’s stockholders. Although the Nominating and Corporate Governance Committee does not have a stand-alone policy with regard to consideration of diversity in identifying director nominees, it considers diversity in professional background, experience, expertise (including as to financial matters) and perspective (including as to age, gender and ethnicity) with respect to the Board of Directors composition as a whole when evaluating a director nominee.

Succession Planning

The Board of Directors oversees processes and procedures to provide continuity of well-qualified executive leadership and to assess whether such leadership possesses the skill and talent to execute Patterson-UTI’s long term business strategies. The Board of Directors reviews the succession plan for the Chief Executive Officer and the senior executives tailored to reflect the Board’s standards for executive leadership and Patterson-UTI’s business strategy and vision. The succession plan addresses (i) both current and long term needs of Patterson-UTI and establishes a process for identifying and assessing potential internal candidates; (ii) periodic review and assessment of readiness: (iii) contingency planning for temporary absences of the Chief Executive Officer due to disability or other unexpected event; and (iv) long term continuity planning for succession to the Chief Executive Officer position. As evidence of the benefits of the Board’s succession planning efforts, Patterson-UTI achieved a successful management transition in 2012 by hiring a new Chief Operating Officer, Mr. Hendricks, who later replaced our retiring President and Chief Executive Officer, Mr. Wall.

Political Contributions

Patterson-UTI has a policy prohibiting the contribution of company funds to political parties or organizations or to candidates for any public office or to influence the general public, or segments thereof, with respect to public elections or referenda. Patterson-UTI participates in certain trade organizations with purposes that include enhancement of the public image of our industry, education about the industry and issues that affect the industry and industry best practices and standards. Many of the trade organizations also engage in legislative or political activity related to matters that affect the industry as a whole and not a specific company. Patterson-UTI, as one of many members in various trade associations, does not direct the legislative activities of any trade organization of which it is a member.

Sustainability

Patterson-UTI is committed to long-term sustainability with respect to the environment, our society and our long-term corporate success. A copy of Patterson-UTI’s sustainability commitment can be accessed electronically in the “Values” section of the Patterson-UTI website at www.patenergy.com and in print to any stockholder who requests it from the Secretary of Patterson-UTI.

Communication with the Board and its Independent Members

Persons may communicate with the Board, or directly with its Chairman, Mr. Siegel, by submitting such communication in writing in care of Chairman of the Board of Directors, Patterson-UTI Energy, Inc., 450 Gears Road, Suite 500, Houston, Texas 77067. Persons may communicate with the independent members of the Board by submitting such communication in writing to the Nominating and Corporate Governance Committee of the Board of Directors of Patterson-UTI Energy, Inc., 450 Gears Road, Suite 500, Houston, Texas 77067.

Although Patterson-UTI does not have a formal policy regarding attendance by members of the Board at its annual meetings of stockholders, directors are invited to attend annual meetings of Patterson-UTI stockholders. All of the directors attended the 2012 annual meeting of stockholders, with three directors attending in person and four directors attending via telephone.

Corporate Governance Documents Available on Patterson-UTI’s Website

Copies of each of the following documents can be accessed electronically in the “Governance” section of the Patterson-UTI website at www.patenergy.com and in print to any stockholder who requests them from the Secretary of Patterson-UTI:

•	Audit Committee Charter;

•	Compensation Committee Charter;

•	Nominating and Corporate Governance Committee Charter;

•	Corporate Governance Guidelines;

•	Code of Business Conduct for its employees, officers and directors; and

•	Code of Business Conduct and Ethics for Senior Financial Executives.

PROPOSAL NO. 2

ADVISORY APPROVAL OF EXECUTIVE COMPENSATION

In accordance with Section 14A of the Exchange Act, the Board of Directors is asking stockholders to approve a non-binding, advisory resolution on the compensation of Patterson-UTI’s executive officers who are named in the Summary Compensation Table appearing in this proxy statement (the “Named Executive Officers”). The compensation of the Named Executive Officers is described in the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this proxy statement.

The compensation program for the Named Executive Officers is designed to attract and retain highly qualified individuals and to motivate and reward them for performance that benefits Patterson-UTI and its stockholders. The Compensation Committee and the Board of Directors believe that the policies and procedures detailed in the “Compensation Discussion and Analysis” achieve these goals by, among other things:

•

providing a mix of short-term compensation in the form of base salary and cash bonuses and long-term compensation in the form of restricted stock, stock options and performance units, which strikes a balance between offering competitive compensation packages and aligning compensation with long-term growth and creating value for stockholders;

•	emphasizing variable equity and cash compensation to link realized compensation to results;

•	using a team-based compensation model for our top executives;

•

reviewing annual base salaries, in part, based on Patterson-UTI’s financial results and position and performance compared to similarly situated companies, while recognizing that Patterson-UTI’s executive compensation program has historically emphasized low comparative base compensation;

•	providing performance-based cash bonuses designed to put a meaningful portion of total compensation at risk;

•	awarding stock options and performance units, whose value is tied to the achievement of certain performance goals and/or an increase in the price of the Common Stock;

•	awarding stock options and restricted stock with vesting periods of three years; and

•	establishing stock ownership guidelines.

The Board of Directors is asking stockholders to approve the following non-binding, advisory resolution at the Meeting:

“RESOLVED, that the stockholders of Patterson-UTI Energy, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and other narrative discussion in the Proxy Statement for the 2013 Annual Meeting of Stockholders of the Company.”

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board of Directors. Although non-binding, the Board of Directors and the Compensation Committee value the views of Patterson-UTI’s stockholders and will review and consider the voting results when (i) evaluating the effectiveness of Patterson-UTI’s compensation policies and practices and (ii) making future compensation decisions for the Named Executive Officers.

The Board of Directors recommends a vote “FOR” the approval of the advisory resolution on executive compensation. Approval of the advisory resolution requires the affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy, and entitled to vote at the Meeting. Unless you give contrary instructions in your proxy, your properly submitted proxy will be voted “FOR” such approval. Abstentions will be counted as shares entitled to vote on the proposal and will have the same effect as a vote “AGAINST” the proposal. A broker non-vote will be counted for purposes of establishing a quorum, but will not be treated as a share entitled to vote on the proposal. This will have the effect of reducing the absolute number of shares necessary to approve the proposal.

PROPOSAL NO. 3

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee appointed PricewaterhouseCoopers LLP as the independent registered public accounting firm to audit the financial statements and internal control over financial reporting of Patterson-UTI for the fiscal year ending December 31, 2013, and directed that such engagement be submitted to the stockholders of Patterson-UTI for ratification. In recommending ratification by the stockholders of such engagement, the Board of Directors is acting upon the recommendation of the Audit Committee, which has satisfied itself as to PricewaterhouseCoopers LLP’s independence, professional competence and standing. Although ratification by stockholders of the engagement of PricewaterhouseCoopers LLP is not required by Delaware corporate law or Patterson-UTI’s restated certificate of incorporation or bylaws, the Audit Committee believes a decision of this nature should be made with the consideration of Patterson-UTI’s stockholders. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether to retain PricewaterhouseCoopers LLP and may retain that firm or another without re-submitting the matter to our stockholders. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such change would be in the best interests of Patterson-UTI and its stockholders.

It is expected that one or more representatives of PricewaterhouseCoopers LLP will be present at the Meeting and will be given the opportunity to make a statement if they so desire. It also is expected that the representative(s) will be available to respond to appropriate questions from the stockholders.

The Board of Directors recommends a vote “FOR” the ratification of PricewaterhouseCoopers LLP as Patterson-UTI’s independent registered public accounting firm. Ratification of the selection of PricewaterhouseCoopers LLP requires the affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy, and entitled to vote at the Meeting. Unless you give contrary instructions in your proxy, your properly submitted proxy will be voted “FOR” such ratification. Abstentions will be counted as shares entitled to vote on the proposal and will have the same effect as a vote “AGAINST” the proposal. Because the ratification of an independent registered public accounting firm is considered a routine matter, if you do not give instructions to your brokerage firm, bank, broker-dealer, or other similar organization, the brokerage firm, bank, broker-dealer, or other similar organization will nevertheless be entitled to vote your shares in its discretion and may give or authorize the giving of a proxy to vote the shares in its discretion on this proposal.

EXECUTIVE OFFICERS

Set forth below is the name, age and position followed by a brief description of the business experience during at least the past five years for each executive officer of Patterson-UTI who is not also a member of the Board of Directors.

Name	Age	Position
William Andrew Hendricks, Jr.	48	President and Chief Executive Officer
John E. Vollmer III	57	Senior Vice President — Corporate Development, Chief Financial Officer and Treasurer
Seth D. Wexler	41	General Counsel and Secretary
James M. Holcomb	50	President — Patterson-UTI Drilling Company LLC

William Andrew Hendricks, Jr. — Mr. Hendricks has served as President and Chief Executive Officer of Patterson-UTI since October 2012. From April 2012 through September 2012, he served as Chief Operating

Officer of Patterson-UTI. From May 2010 through March 2012, Mr. Hendricks served as President of Schlumberger Drilling & Measurements, a division of Schlumberger Limited, a global provider of oilfield services. Prior to that date, Mr. Hendricks worked for Schlumberger in various worldwide locations and capacities since 1988, including serving in numerous executive positions since 2003. Mr. Hendricks holds a Bachelor of Science in Petroleum Engineering from Texas A&M University.

John E. Vollmer III — Mr. Vollmer has served as Chief Financial Officer and Treasurer of Patterson-UTI since November 2005 and Senior Vice President — Corporate Development of Patterson-UTI since May 2001. Mr. Vollmer also served as Secretary of Patterson-UTI from November 2005 to February 2007. Mr. Vollmer served as Senior Vice President, Chief Financial Officer, Secretary and Treasurer of UTI from 1998 to May 2001. From 1992 until 1997, Mr. Vollmer served in a variety of capacities at Blockbuster Entertainment, including Senior Vice President — Finance and Chief Financial Officer of Blockbuster Entertainment’s Music Division. Mr. Vollmer holds a Bachelor of Arts in Accounting from Michigan State University.

Seth D. Wexler — Mr. Wexler has served as General Counsel and Secretary of Patterson-UTI since August 2009. From March 1998 to August 2009, he specialized in securities law and mergers and acquisitions for the law firm of Fulbright & Jaworski L.L.P., including as a partner of such law firm since January 2007. Mr. Wexler holds a Bachelor of Business Administration in Finance from the University of Texas at Austin, a Juris Doctorate from the University of Houston Law Center and a Masters of Business Administration from the University of Houston.

James M. Holcomb — Mr. Holcomb has served as President of Patterson-UTI Drilling Company LLC since January 2012. Mr. Holcomb came to Patterson-UTI in February 1998 with the acquisition of Robertson Onshore Drilling Company and since that time has served in numerous operational management roles, including as Senior Vice President of Operations of Patterson-UTI Drilling Company LLC from April 2006 to January 2012. Mr. Holcomb has over 28 years of experience in contract drilling operations. Mr. Holcomb holds a Bachelor of Science Degree in Business Management from LeTourneau University.

COMPENSATION DISCUSSION AND ANALYSIS

Basic Compensation Philosophy and Executive Summary

Compensation at Patterson-UTI has always been tied to our company’s performance. It has been our policy to utilize a balanced mix of short-term cash compensation and long-term equity compensation, with over 70% of total compensation for the highest paid executive officers being variable tied to our financial and stock price performance both on an absolute and peer basis. Our annual compensation review and the related grants and allocation of the various components of compensation are based on industry and peer data, targeted performance objectives, a balanced allocation of incentives for both short and long-term performance and individual and team objectives.

We believe that our compensation program has been successful in aligning the interests of our management with shareholders and in creating shareholder value. Our equity based grants are typically made in April of each year and in making these grants we have generally looked to Patterson-UTI’s total shareholder returns through March 31 of each year. Our total shareholder returns were at the 100th, 63rd, 94th and 66th percentiles for the one, two, three and five year periods ending March 31, 2013, respectively, with our management participating in this performance through their equity based compensation. We also note that in circumstances where our TSR has not been in the higher percentiles, management’s realizable equity compensation has been significantly less than that reported for proxy purposes because of the lower realizable value of the equity based compensation. Accordingly, through our emphasis on equity based and variable compensation we have historically seen a direct correlation between performance and realizable compensation.

Key Components of Patterson-UTI’s Compensation Program
Short-Term Current Cash Compensation (Targeted at Between 25-40% of Total Compensation)

• Base salaries	• Relatively low salary compensation — For the past ten years, salary compensation has amounted to less than 10% of total annual compensation.

• Annual cash bonuses	• Directly tied to financial performance linked to annual EBITDA and the achievement of specific annual milestones.
Long-Term Equity Based Compensation (Targeted at Between 60-75% of Total Compensation) Provided through a balanced mix of time-vested stock options and restricted stock and performance units

• Restricted stock

•    Grants of restricted stock targeted at between 30% and 50% of equity based compensation — shares vest over three years and are sized in relation to the prior year’s performance. This component aligns interests with shareholders by tying future value to share price.

• Stock options

•    Grants of stock options targeted at between 25% and 40% of equity based compensation. Options vest over three years and are sized in relation to the prior year’s performance. Grant valuation based on Black-Scholes, but provides no value unless stock price increases.

• Performance units

•   Annual grants of performance units targeted at between 25% and 35% of equity based compensation. Performance units directly tied to performance through targeted total shareholder return against our peer group. The potential value realized by the executive scales up or down depending on our performance relative to our peer group.

In managing our compensation program for our named executive officers, we have established a number of key procedural policies and design criteria that we follow. These policies and criteria have evolved over the years and reflect what we believe are both best practices and the most appropriate manner for which our executive management should be compensated. We further believe that our compensation structure strongly links pay and performance through its emphasis on variable and equity based compensation. This link of pay to performance is reflected in the operational achievements and superior returns that our company achieved consistently over the past 15 years as noted below.

Long-Term Goals To Be Fostered Under Patterson — UTI Compensation Program

•   Providing quality services for our customers in a safe and efficient manner

•   Generating strong financial performance for our shareholders

•   Attracting and retaining highly qualified individuals, with a strong emphasis on teams working together to capitalize on opportunities and solve problems

•   Being a model corporate citizen in the communities in which we work

Key Procedural Policies	Key Design Criteria

•   We do not re-price options

•   Options will have exercise prices equal to or greater than market and will not have vesting under one year

•   We do not provide new single trigger
severance arrangements

•   We do not issue new agreements or grants with tax gross ups

•   We have claw-back provisions for financial statement restatements

•   We have share ownership requirements for our officers and directors

•   We use a team-based compensation model for our top executives

•   We target the approximate quartile for total compensation to match the quartile of performance that is actually achieved

•   We emphasize variable equity and cash compensation to link realized compensation to results

•   We tie 60% or more of total compensation to long-term incentives

Significant Operational and Financial Achievements at Patterson — UTI Over Past 15 Years

•   Our company grew from a small regional firm to a position of national industry leadership

•   We have grown and diversified our fleet of drilling rigs and significantly expanded our pressure pumping operations

•   We have diversified our customer and geographical base as well as regional capabilities

•   We have positioned our company to take advantage of the growing shale revolution

•   We increased revenue from approximately $374 million to more than $2.7 billion

•   Our shareholders’ equity grew from $291 million to more than $2.6 billion

•   We have returned more than $1.1 billion back to our shareholders in the form of share repurchases and dividends

•   Since January 1, 2012, through March 31, 2013, our total shareholder return has been 28.2%

•   During 2012, we returned approximately $201 million to our shareholders in the form of share repurchases and dividends

Our Business

Patterson-UTI is one of the largest land contract drilling companies in the United States, with operations in most of the major oil and gas regions in the continental United States, Alaska and western and northern Canada.

We also are a major provider of pressure pumping services in selected markets within the United States. Our industry is subject to wide swings in activity based on oil and natural gas prices, demand for oil and natural gas and general economic activity. The North American oil and natural gas industry has experienced a significant transformation in recent years due to technological advances in the horizontal drilling and completion of oil and natural gas wells in shale formations. Today, approximately 70% of U.S. land drilling is focused on these type of wells, which typically require higher specification rigs and large amounts of horsepower for pressure pumping equipment. With recent oil prices in the $80-100 per barrel range and natural gas prices in the $2.00-4.00 per mcf range, U.S. drilling activity has become increasingly focused on the exploration and development of oil and liquid hydrocarbon reservoirs versus natural gas.

Progress on Long-Term Strategic Plan

In 2009, our Board adopted a long term strategic plan that was designed to position our company for the future in light of the “shale revolution”. Our plan contemplated an aggressive upgrade of our drilling rig fleet to address the need for higher specification equipment and an expansion of our pressure pumping business to participate in the growing horizontal pressure pumping frac market. On the rig side of our business, we sought to add new, higher technology rigs to our existing rig fleet over a multi-year period, increase and protect our contract drilling market share in our key markets and diversify our customer base. We also sought to become a recognized provider of high-end pressure pumping services in the markets in which we participate. In addition, our strategic plan focused on providing excellent value to our customers, being nimble both in operations and in strategic decisions and providing superior returns to our stockholders. Our Board has reviewed the long-term strategic plan each year to assess both our progress on the plan and any need for changes in the plan.

Since the beginning of 2009, we have expended over $3.3 billion for capital expenditures and acquisitions in our core businesses, resulting in the addition of 86 new, high technology rigs and the upgrade of many of our existing rigs to serve the horizontal shale market, and we have increased the horsepower of our pressure pumping fleet by more than 500%. We financed this growth primarily with internal cash flow and provided a financial underpinning for our new build program through term contracts. Importantly, during 2012, more than 50% of our drilling earnings before interest, taxes, depreciation and amortization (“EBITDA”) comes from the operation of our new, advanced technology APEX® rigs, demonstrating the significance of the strategic change we have undergone.

Our efforts have translated into solid financial performance and growth since 2009, with 2012 being a record year for revenues and our highest level of EBITDA in the last four years. For more information about our business, please see “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K filed with the SEC on February 13, 2013.

(Dollars in millions)

2012 Financial and Business Highlights

As shown in the chart below, 2012 was a year of significant accomplishments for our company. Patterson-UTI achieved record revenues and sequential increases in EBITDA and stockholders’ equity, despite facing intense competitive pressures due to an industry decline in the number of rigs drilling for natural gas and excess pressure pumping equipment. In 2012, Patterson-UTI increased its organizational capability, improved its workforce through new recruiting and training programs, returned over $200 million to its stockholders and invested almost $1 billion in capital expenditures, all of which should position the Company well for 2013.

We also maintained our focus on financial discipline and effective capital management and maintained our strong balance sheet. Maintaining a flexible and conservative capital structure, along with a strong liquidity position, provides us with a protective cushion to operate through difficult market conditions, as well as the ability to take advantage of new opportunities when they arise.

We are especially pleased that we were able to accomplish this level of achievement at the same time as we experienced a management transition. Mr. Wall, Patterson-UTI’s former Chief Executive Officer, notified the Company of his desire to retire in 2012, and Mr. Hendricks was recruited with the plan that he would commence his employment in April 2012 as Patterson-UTI’s Chief Operating Officer, and if successful, would be promoted to the position of Chief Executive Officer upon Mr. Wall’s retirement, which occurred on October 1, 2012.

In sum, Patterson-UTI’s executive management led the businesses to excellent performance in a challenging marketplace during 2012.

Significant 2012 Accomplishments

•	Revenues increased 6.1% from $2.57 billion in 2011 to $2.72 billion in 2012.
•	EBITDA increased 6.4% from $963 million in 2011 to $1.02 billion in 2012.
•	Net income of $299 million achieved in 2012.
•	Stockholders’ equity increased from $2.52 billion in 2011 to $2.64 billion in 2012, despite share repurchases and dividends totaling $201 million.
•	We significantly improved our total recordable incident rate in our businesses.
•	We increased our contract drilling revenues and added significant new customers, despite the significant decrease in the number of rigs drilling for natural gas in United States and Canada.
•	We completed 22 new APEX® rigs and introduced the new APEX-XK™ rigs, bringing our total fleet of premium electric rigs to a total of 167 rigs.
•	We increased our pressure pumping horsepower by approximately 125,000 (or 20%) to approximately 758,000 horsepower.
•	Our pressure pumping business maintained good margins and profitability despite oversupplied industry conditions and intense price competition.
•	We strengthened our management teams with key hires, including in operations, rig design and safety.
•	We have implemented new recruiting and training programs resulting in improvements in the quality, diversity and retention of our workforce.
•

Our operational achievements were complemented by financial achievements, which included the issuance of $300 million of aggregate principal amount 4.27% fixed rate, 10-year senior unsecured notes, and the refinancing of our credit agreement, which includes a 5-year, $500 million revolving line of credit and a $100 million term loan.

•	We repurchased approximately 10.7 million shares for $170 million, which reduced the outstanding shares by approximately 7%.
•	We maintained our quarterly dividend of $0.05 per share.
•	We achieved a successful management transition by hiring a new Chief Operating Officer, who later replaced our retiring President and Chief Executive Officer.

Consideration of Last Year’s “Say on Pay” Vote

We have reviewed the results of the stockholder “say on pay” advisory vote on executive compensation that was held at our last Annual Meeting with respect to the 2011 compensation actions and decisions for our current and former Chief Executive Officers and other Named Executive Officers set forth in the CD&A, the summary compensation table and the related compensation tables and narratives in last year’s proxy statement. 80% of the votes cast (excluding abstentions and broker non-votes) on the proposal were voted in support of our compensation structure as described in the last year’s proxy statement. Based upon our analysis of the appropriate compensation structure for the Named Executive Officers and consistent with the results of the “say on pay” vote, we elected to make no material changes in the general structure and philosophy of the Company’s compensation policy for key executives for 2012 or for the compensation structure for 2013.

Opportunity for Stockholder Feedback

The Committee carefully considers feedback from our stockholders regarding our executive compensation program. Stockholders are invited to express their views to the Committee as described under the heading “Communication with Directors” in this proxy statement. The advisory vote on the compensation of the Named Executive Officers provides stockholders with an opportunity to communicate their views on our executive compensation program, and we will consider those views in structuring our compensation arrangements.

You should read this CD&A in conjunction with the advisory vote that we are conducting on the compensation of the Named Executive Officers. This CD&A, as well as the accompanying compensation tables, contains information that is relevant to your voting decision.

Compensation Philosophy and Objectives

Our overriding philosophy for the compensation of our key executives is to link their compensation with the operational and market performance of the Company and to establish incentives that reward them for their efforts in achieving both short-term tactical and long-term strategic objectives. In doing so, we seek to offer competitive compensation packages designed to attract and retain highly qualified individuals and to motivate and reward our executives in achieving the Company’s goals. Our compensation program also seeks to reward excellence in performance and foster a collaborative team framework among our top executives.

Emphasis on Long-Term Incentives.

Our compensation program places a strong emphasis on creating long-term value through the use of long-term incentives. We seek to achieve a proper balance in our compensation program between long-term and current compensation by using a combination of time-vested and performance based equity awards for long-term incentives and fixed and variable cash for short-term incentives. Our compensation arrangements take into account the cyclical and volatile nature of our industry.

Our long-term incentive compensation relies on equity-based awards over cash as a means of aligning the interests of management with the Company’s stockholders. Historically, equity awards for long-term incentives have represented between 60-75% of total compensation, while fixed and variable cash for short-term incentives has typically represented between 25-40% of total compensation. Variations in these percentages may occur due to either an exceptionally strong or weak year in which the Company’s EBITDA and related cash bonus compensation fluctuate in tandem or there is market volatility affecting the grant date valuation of options and performance units using the methodologies required for reporting equity based compensation.

In 2012, the mix between long-term equity awards and fixed and variable cash and short term incentives for our top four Named Executive Officers was within our targeted range at 61% and 39%, respectively.

For purposes of this Compensation and Discussion Analysis, all references to the “top four Named Executive Officers” refer to Mr. Hendricks (our current Chief Executive Officer) and Messrs. Siegel, Vollmer and Berns, except for periods prior to 2012 in which case the term refers to Mr. Wall (our former Chief Executive Officer) and Messrs. Siegel, Vollmer and Berns.

2012 Split Between Short-Term Compensation

(Fixed-Salary and Annual Cash Incentive) and Long-Term Compensation

(Top Four Named Executive Officers)

We believe that our management and compensation policies have over the long run delivered superior returns to our stockholders. Our total stockholder returns over the one year, three year and five year periods ended March 31, 2013 have been at the 100th, 94th and 66th percentiles, respectively, when measured against our peer group. We also have delivered consistent upper quartile returns on assets and equity over our history, while maintaining a strong and low leveraged balance sheet.

Details of the specific components of our executive compensation program follow.

Key Compensation Principles and Objectives

Our executive compensation program has historically emphasized the following key principles: (i) low comparative base compensation with variable incentive cash compensation, (ii) emphasis on equity-based compensation for long-term value creation and (iii) team compensation and incentives.

Cash Compensation Emphasizes Low Base Salaries with Higher Variable Cash Compensation Tied to Financial Results

We have designed the cash component of our compensation program to be mostly variable by using comparatively low base salaries and higher cash bonuses tied to the Company’s EBITDA. We enacted this program over ten years ago and have historically allocated between 0.6111% and 1% of total EBITDA to an executive management pool that is then allocated among the top executive officers. Our allocation in 2012 was a team bonus potential of up to 0.81% of EBITDA, which for 2012 was allocated among Messrs. Siegel, Wall, Vollmer and Berns. Our allocation in 2013 is a team bonus potential of up to 0.81% of EBITDA, which will be allocated among the top four Named Executive Officers.

Pursuant to Mr. Wall’s Employment Agreement and conditioned upon his satisfaction of his obligations thereunder, Mr. Wall received his allocation of the team bonus for 2012 as though he had remained Chief Executive Officer during the last three months of the year. Mr. Wall did not receive any equity-based grants in 2012 as a result of his announcement in March 2012 that he planned to retire from his role as President and Chief Executive Officer later in the calendar year.

We do not typically make changes to the base compensation of our top Named Executive Officers from year to year to promote the idea that management should not be focused on the fixed component of their compensation, but rather they should expect that variable compensation — tied to the Company’s performance — will be the most significant part of their cash remuneration.

We believe that the use of lower market-based salaries with higher variable bonuses aligns our executives’ annual cash compensation with our actual financial results. During periods of low earnings, such as we had in 2009, total cash compensation will be materially lower and typically be in the lower quartiles against our peers but reflective of our results. During periods of higher earnings, such as we experienced in 2011 and 2012, cash compensation will typically be in the top quartiles and be reflective of the Company’s higher cash generation.

Accordingly, we look at our compensation program as a multi-year program that is targeted to provide cash compensation to our top four Named Executive Officers that is (i) aligned with changes in earnings from year to year, and (ii) on a full cycle basis aligned with stockholder returns compared to our peers.

Although there will be years where the cash compensation paid to our executives will be in the higher quartiles and our relative stock performance may be at a lower quartile or vice versa, this result generally will occur during a period of transition within the industry where there exists a lag between market expectations and current activity. A good example of this was at the end of 2008 where our drilling activity and operating results were at high levels, but the public market valuations of land drillers was falling on the expectation of a severe downturn that occurred months later in 2009.

We have considered in the past the use of more traditional bonus plans tied to annual budgets and performance against those budgets. We, however, have concluded that given the extreme volatility in our industry those plans do not provide the incentives that we seek to achieve and could in fact create incentives for our management to focus only on the short-term. By tying a meaningful portion of the top four Named Executive Officers’ compensation to EBITDA, we believe that their compensation and the stockholders’ interests become especially well aligned.

Emphasis on Equity for Long-Term Incentive Compensation

We have historically targeted 60% or more of total compensation to be in the form of time-vested equity or equity-based awards. This emphasis on equity-based compensation is aimed at aligning the financial interest of the top four Named Executive Officers with our stockholders and the total returns provided to stockholders. We believe that by making a large portion of compensation tied to equity, our top four Named Executive Officers can only fully realize the potential benefits of the compensation if our stockholders also benefit.

Over the years we have adjusted the form of the equity incentives we provide to our top four Named Executive Officers from solely options to a mix of options, restricted stock and performance units. We believe that this mix allows us to tailor our program to encourage the building of long-term value and, in the case of performance units, achievement of stockholder returns in excess of our peer group.

The following charts set forth the allocation of the various forms of long-term equity-based incentives that we have granted the top four Named Executive Officers from 2008-2012 and the allocation of these incentives that we used for 2012:

62% of equity awards are entirely performance-based and require positive total shareholder returns in order for our executives to realize any value. Performance units also require outperformance of our stock relative to our peer group.

Restricted Stock.    We consider restricted stock as an additional form of basic compensation that provides value to the executive only if the executive remains in the employment of the Company during the vesting period, with that value being subject to increases and decreases in value depending on the performance of our stock. We typically target restricted stock awards to represent approximately 30-50% of total equity-based compensation depending on stock prices and volatility at the time of grant.

Stock Options.    Our grant of stock options is intended to provide value to the executive only if the value of the Company’s stock appreciates. Consequently, we consider these awards to be performance-based. When we approve grants of options to our executives, we take into account a number of different factors, including the stock price at the time of grant, the Black-Scholes value of the option grant for accounting purposes and prior option grant amounts. In addition to considering the Black-Scholes option value, we may also consider other option valuation models and modifications to the Black-Scholes model to address situations where the historical volatility used in the valuation model may not be representative of a normalized market. We believe that the high market volatility that we have seen in our and other companies’ stock prices since the financial crisis in 2008 has created a situation where the impact of volatility on value must be considered as it can skew the calculated value on any given date and therefore the perceived value of an executive’s compensation package.

Ultimately, our decision on the number of options to be granted in any year will be based on the circumstances at the time of grant and our consideration of a variety of other factors, with the overriding objective being the potential value of the option in light of current market prices, where we are in the business cycle and our long-term value creation objectives.

Performance Units.    We added performance units to the mix of equity-based compensation in 2009. We added this component in lieu of a portion of restricted stock and options that we would have otherwise granted. Our use of performance units is intended to provide a direct link in the compensation of our top four Named Executive Officers to the relative outperformance of our stock to our peer group. This component assures that the value provided to those Named Executive Officers will not be created solely by an increase in stock price due to market conditions, but there must also be a relative outperformance.

We have considered the potential risks associated with tying a large portion of executive compensation to equity. We do not believe that our program creates unreasonable risks for the following reasons. First, the long-

term nature of our equity based awards and the required vesting periods help minimize the potential for excessive risk taking and actions aimed at short-term stock gains. Second, our use of different types of equity grants, in particular restricted stock, helps offset these risks. Finally, three of the top four Named Executive Officers have worked with the Company for more than ten years. We believe our management to be highly ethical and focused on creating true long-term value for stockholders and not focused on just short-term gains. We and the Board monitor and consider risks associated with the Company’s compensation plans on a regular basis.

Alignment of Realized Long-Term Incentive Value with Performance

In order to demonstrate the alignment of realizable pay with performance relative to peers, we compared:

(1)	realizable long-term incentive value as a percent of grant date/target value for the three-year period from March 2010 — March 2013, and the five-year period from March 2008 — March 2013, to

(2)	our performance relative to our peer group over the same two periods.

Components of Relative Alignment Review
	Target/Grant Date Value	Realizable Long-term Incentive value
Stock Options	Grant date value of target annual award	In-the-money value of options granted during period — valued at 03/31/2013

Restricted Stock	Grant date value of target annual award	Value of all shares granted during period at 03/31/2013

Performance Units	Grant date value of target annual award	• Amount earned: for plans granted and earned based on performance during period • Target award: for plans granted during period but still outstanding at end of period — valued 03/31/2013

As shown in the two charts below, realizable long-term incentive value for our top four Named Executive Officers as a percent of the original grant date value has been well aligned with our performance relative to peers over the last three and five year periods.

Top Four Named Executive Officers Realizable Long-term Incentive Value Well Aligned with Performance Against Peers

Team Compensation Structure

Our senior executive management has had the philosophy that they operate as a team, with each member being an important part of the team. As a result, for more than the past ten years they have requested, and we and the Board have agreed, that as a general proposition our awards of cash and equity incentive compensation should be allocated and shared among them as a team. Although the allocations among the team members have changed over time due to changes in the executive management team, the allocations among the existing team have generally remained consistent.

In the past, when allocating the incentive compensation among our top four Named Executive Officers, we have allocated 2/5.5th to Mr. Siegel, our Executive Chairman, 1.5/5.5th to Mr. Wall, our former President and Chief Executive Officer, and 1/5.5th to each of Mr. Vollmer, our Senior Vice President-Corporate Development, Chief Financial Officer and Treasurer, and Mr. Berns, our Senior Vice President, respectively. For 2013, the allocation of incentive compensation among the top four Named Executive Officers will be the same, with Mr. Hendricks, our current President and Chief Executive Officer, receiving the same allocation as Mr. Wall received.

We believe that the above approach for compensating our top four Named Executive Officers fosters effective decision-making and collaborative efforts in executing Patterson-UTI’s long-term strategic and short-term tactical objectives. This approach has worked well for Patterson-UTI for over ten years. Although we will continue to monitor the team compensation approach to make sure that it continues to work in practice, we expect to maintain this approach in the future.

Board and Committee Processes and Policies for Compensation Decisions

Committee Review Process

The Board of Directors has delegated the management of the Company’s executive compensation programs to the Compensation Committee. We meet on a regular basis to consider compensation matters and to review how the Company’s plans and policies work in practice. Each of our current members is an independent director as defined by the Nasdaq listing standards.

Our compensation determinations and equity awards are conducted through a process that solicits the input from management through Mr. Siegel as our Executive Chairman as well as from outside compensation consultants retained by us. In addition to the recommendations of management and our consultants, we consider reported trends in compensation, internal budgets, historical data for the Company and its peers, strategic planning updates and other information that we consider relevant.

Role of Chairman in Compensation Decision Process.    Our Chairman periodically provides us with his review of the performance of other executive officers, including the other Named Executive Officers. We also engage him in an annual dialog with our Committee Chairman and our Lead Director on our compensation program and seek his input on and review of our proposals for long-term incentive grants. This process results in a recommendation that is presented to and approved by our Committee as whole.

Use of Independent, Outside Compensation Consultants.    Our Compensation Committee regularly utilizes outside compensation consultants in assessing and designing our executive compensation program. Our consultants are paid on a basic fixed fee structure plus expenses. We use our outside consultant reports as a tool for obtaining information on historical compensation and stockholder returns, market trends and peer compensation practices. We retained Pearl Meyer & Partners (“Pearl Meyer”) as our consultant and advisor for executive compensation matters for 2011, 2012 and 2013.

Our Compensation Committee regularly reviews the services provided by its outside consultants and has determined that Pearl Meyer is independent in providing executive compensation consulting services. In making this determination, our Compensation Committee noted that during fiscal 2012:

•

Pearl Meyer did not provide any services to Company or management other than services requested by or with the approval of the Compensation Committee, and it its services were limited to executive compensation consulting. Specifically, Pearl Meyer does not provide, directly or indirectly through affiliates, any non-executive compensation services, including pension consulting or human resource outsourcing.

•	Fees we paid to Pearl Meyer were less than 1% of Pearl Meyer’s total revenue;

•	Pearl Meyer maintains a conflicts policy, which was provided to the Compensation Committee with specific policies and procedures designed to ensure independence.

•	None of the Pearl Meyer consultants working on Company matters had any business or personal relationship with Compensation Committee members.

•	None of the Pearl Meyer consultants working on Company matters (or any consultants at Pearl Meyer) had any business or personal relationship with any executive officer of the Company.

•	None of the Pearl Meyer consultants working on Company matters directly own Company stock.

The Compensation Committee continues to monitor the independence of its compensation consultant on a periodic basis.

In 2012, Pearl Meyer provided us with information on the compensation practices of our peer group and other oilfield service companies and on the reasonableness of our program as compared to the compensation practices of our peer group. In so doing, Pearl Meyer provided us with information on each element of the total compensation of our executive officers as well as a comparison of our compensation against our peers based on data gathered from proxy statements and other SEC filings. This comparison provided us with various comparative market levels of compensation for our executive management team as well as a comparative position for each executive officer. Pearl Meyer also provided us with information on the cost and potential dilution to our stockholders of our equity-based incentives and compared that to our peer group.

When reviewing the peer compensation data provided to us by our consultants, we have generally given greater weight to the comparative data for the team as a whole versus the data for individual positions at our peers given the team management approach followed by us as described above. We have found that total compensation for our top four Named Executive Officers as a group has typically been between the 50-75th percentile range depending on the year and that under our team-based approach there has typically been a shift of compensation from the top two Named Executive Officers to the rest of the team.

Peer Group.    In 2012 we used the following peer group for compensation matters:

•	Atwood Oceanics Inc.

•	Basic Energy Services, Inc.

•	Diamond Offshore Drilling Inc.

•	FMC Technologies Inc.

•	Helmerich & Payne Inc.

•	Nabors Industries Ltd.

•	Noble Corp.

•	Pioneer Energy Services Corp.

•	Rowan Companies Inc.

•	Union Drilling, Inc.

•	Weatherford International Ltd.
•	Baker Hughes Incorporated

•	Cameron International Corporation

•	Ensco plc

•	Halliburton Company

•	Key Energy Services, Inc.

•	National Oilwell Varco Inc.

•	Parker Drilling Company

•	Precision Drilling Corporation

•	Transocean Ltd.

•	Unit Corp.

Union Drilling, Inc. will be eliminated from the peer group going forward due to their having been acquired in 2012.

Our peer group for 2012 was selected in an effort to provide a broad based range of similarly based companies of different sizes that are involved in the markets that we compete or to which we believe our investors compare us with or benchmark our results against. We review our peer group annually to determine whether changes should be made to the group. Importantly, our peer group included Helmerich & Payne, Inc. and Nabors Industries, Ltd., which are our nearest direct competitors in domestic land drilling services, and other comparable drilling companies such as Atwood Oceanics Inc., Basic Energy Services, Inc., Diamond Offshore Drilling, Inc., Ensco, Inc., Noble Corp., Parker Drilling Company, Pioneer Drilling Company (n/k/a Pioneer Energy Services Corp.), Precision Drilling Corporation, Rowan Companies, Transocean Ltd., Union Drilling Inc. and Unit Corp. Our peer group also included Baker Hughes Incorporated, Halliburton Company and Weatherford International Ltd., which are sizeable competitors of ours in the North American pressure pumping service market; Basic Energy Services, Inc. and Nabors Industries Ltd. are also competitors in this business. The remainder of our peer group included other energy service and manufacturing companies with which we are often compared by investors, such as Cameron International Corporation, FMC Technologies, Inc., Key Energy Services, Inc. and National Oilwell Varco Inc.

Cash Compensation

We will generally review base compensation and the terms for bonus cash compensation for management in the fourth quarter of the preceding year or in the first quarter of the year. When reviewing cash compensation we will look at the total cash compensation received by the executives over a multi-year period, as well as the total cash compensation projected for the current year. This approach allows us to look at the cash compensation paid over a full cycle in order to obtain comparable data for benchmarking purposes.

We also annually establish the performance criteria for the cash bonus compensation paid to the Company’s executives in order to meet the requirements for the performance-based compensation exception to the limitation on deductions under Section 162(m) of the Internal Revenue Code (as further described elsewhere in this proxy statement). Although a wide range of criteria may be used, the criterion we have used historically has been the achievement of a threshold EBITDA amount.

Equity Compensation

Our practice for grants of equity-based compensation has generally been to consider the grant of stock options, restricted stock and performance units to executive management at a meeting following the conclusion of our first quarter. This meeting is typically held in conjunction with regular quarterly Board meetings held prior to the Company’s public release of its quarterly earnings. This timing also allows us to receive market data from our consultants for prior year grants.

When making grants of equity-based compensation, we consider a number of factors, including competitive peer data, prior year grants and current and historical stock prices. We also take into consideration the advice of our consultants as to peer and market practices on the use and mix of restricted stock, options and performance units.

For restricted stock and stock options granted to the top four Named Executive Officers, these awards are subject to three-year vesting with one-third vesting after the first year and 1/36th of the grant vesting each month over the next two years. The restricted stock grants also have a performance-based vesting component, which for 2012 required that the Company achieve EBITDA of at least $300,000,000 for the nine months ended December 31, 2012, $400,000,000 for the twelve months ended December 31, 2013 or $400,000,000 for the twelve months ended December 31, 2014. The performance units granted in 2012 are to be settled with shares of stock, with the number of shares to be issued based on the Company’s total stockholder return at the end of the third year following the grant relative to the total stockholder return for our peer group of companies. Subject to limited exceptions, no payout will be provided on performance units unless the Company’s relative total stockholder return against its peers is at least at the 25th percentile and the Company has a positive stockholder return.

We have also adopted the following additional practices regarding equity grants:

•	Grants will not vest in less than one year.

•	Options will not be re-priced or exchanged.

•

Equity grants are subject to claw-back in the event that the Board learns that any misconduct by the Named Executive Officer contributed to the Company having to restate all or a portion of its financial statements.

•	Options are to have exercise prices equal to or greater than the fair market value on the date of grant.

•

Performance targets are not to be modified other than to give effect to acquisition or disposition of businesses or similar structural changes — market condition changes will not result in changes in performance targets.

Overview of 2012 Performance and Compensation

As noted above under “2012 Financial and Business Highlights”, the Company had an excellent year in 2012 during which significant progress was realized against our long-term strategic objectives as well as against our short-term operational and financial objectives. These positive results were realized by both of the Company’s core businesses and at the corporate level. In addition, to the financial and operational successes, the Company’s stock performed at between the 63rd and 100th percentiles against our peer group during each of the past one, two and three year periods ended March 31, 2013.

Cash Compensation

Under the terms of the Company’s cash compensation plan described above and the offer letter with Mr. Hendricks, the top four Named Executives Officers and Mr. Wall earned the following cash payments in respect of 2012. The payments under the plan were determined using a total bonus pool equal to 0.75% of the Company’s $1.02 billion of EBITDA for 2012, reduced from the maximum total bonus potential under the plan of 0.81% of EBITDA. This bonus pool amount reflected the exemplary performance by management in 2012 in achieving the Company’s current and long-term objectives. In accordance with past practice, the bonus pool was allocated among the top four Named Executive Officers as described under “Team Compensation Structure” above. The Committee had fixed a $400 million minimum EBITDA threshold for 2012, which was exceeded. The payments to Mr. Hendricks were made pursuant to the terms of the offer letter provided to Mr. Hendricks prior to his employment with the Company.

CASH COMPENSATION

Name	Salary		EBITDA Incentive (Percentage of Company EBITDA)	Variable Cash Compensation Based on EBITDA(1)	Total Cash Compensation
William A. Hendricks, Jr.	$375,000	(2)	—	—	$1,450,000	(3)
John E. Vollmer III	$350,000		0.1363%	$1,397,022	$1,747,022
Mark S. Siegel	$350,000		0.2727%	$2,794,044	$3,144,044
Kenneth N. Berns	$265,000		0.1363%	$1,397,022	$1,662,022

(1)	The maximum amount that can be awarded to an individual under our cash-based incentive plan during a 12–month period is $5,000,000. In order to reach this maximum amount and assuming a total bonus pool equal to 0.81% of EBITDA, EBITDA of $1.7 billion in the case of Mr. Siegel and $3.4 billion in the case of Messrs. Vollmer and Berns would have been needed. We did not establish a target bonus amount for the executives given the variable nature of our plan and its direct relationship to our financial results. The target bonus amount presented in the Grants of Plan-Based Awards table is calculated for the respective officer based on Patterson-UTI’s actual EBITDA for the fiscal year ended December 31, 2012, and the allocation formula applied to the bonus pool for distribution as noted above.

(2)	Mr. Hendricks’ base salary was $450,000 upon commencement of his employment with Patterson-UTI as Chief Operating Officer on April 1, 2012. His base salary was increased to $600,000 when he was promoted to President and Chief Executive Officer effective October 1, 2012.

(3)	Amount includes a signing bonus of $275,000 paid to Mr. Hendricks following the commencement of his employment with Patterson-UTI and an annual bonus for the fiscal year ended December 31, 2012 of $800,000, which was paid pursuant to the terms of the offer letter provided to Mr. Hendricks prior to his employment with Patterson-UTI.

Equity-Based Compensation

We made the following equity-based grants to Mr. Hendricks pursuant to the terms of the offer letter provided to him prior to his employment with the Company and later in 2012 in connection with his promotion to Chief Executive Officer. Mr. Wall did not receive any equity-based grants in 2012 as a result of his announcement in March 2012 that he planned to retire from his role as President and Chief Executive Officer later in the calendar year.

We made the following equity-based grants to Messrs. Vollmer, Siegel and Berns, considering the Company’s 2011 financial results and comparative total shareholder return performance over the one, two and three year periods ended in 2011 and with the objective that these grants would be commensurate with the Company’s percentile performance, based on information available at the time of grant.

EQUITY-BASED GRANTS

	Restricted Stock(1)		Stock Options(2)		Performance Unit Awards(3)		Total Value
Name	# Shares	Value	# Shares	Value	# Shares	Value
William A. Hendricks, Jr.	100,000	$1,727,000	125,000	$820,723	—	$—	$2,547,723
John E. Vollmer III	48,000	$777,600	160,000	$998,704	48,000	$766,320	$2,542,624
Mark S. Siegel	96,000	$1,555,200	320,000	$1,997,408	96,000	$1,532,640	$5,085,248
Kenneth N. Berns	48,000	$777,600	160,000	$998,704	48,000	$766,320	$2,542,624

(1)	Shares of restricted stock were awarded on April 2, 2012 in the case of Mr. Hendricks and on April 24, 2012 in the case of Messrs. Vollmer, Siegel and Berns. The value indicated in the table is the value on the date of grant based on the closing price of Patterson-UTI’s common stock on the date of grant.

(2)	Options were awarded on April 2, 2012 and October 1, 2012 in the case of Mr. Hendricks and on April 24, 2012 in the case of Messrs. Vollmer, Siegel and Berns, and the value indicated in the table was determined using the Black-Scholes option pricing model as of the date of grant.

(3)	Performance Units were awarded on April 24, 2012. The number of shares indicated in the table represents the target number of shares for each respective award. According to the terms of the awards, the actual number of shares earned by the recipient can range from zero shares to two times the target number of shares depending on how Patterson-UTI performs in terms of total stockholder return relative to its peer group. The value indicated in the table was determined based on a Monte-Carlo simulation model and represents the estimate of fair value on the date of grant.

The grant of restricted stock, options and performance units to the top four Named Executive Officers were made following the vesting, term and other criteria described above.

The performance units granted in 2012 to Messrs. Siegel, Vollmer and Berns provide for the issuance of a target of 96,000 shares of Common Stock to Mr. Siegel and 48,000 shares of Common Stock to each of Messrs. Vollmer and Berns, respectively, if Patterson-UTI’s total stockholder return is positive and, when compared to the peer group, is at the 50th percentile and two times the target if at the 75th percentile or higher. If the Company’s total stockholder return is positive, and, when compared to the peer group, is at the 25th percentile, the recipients will only receive one-half of the target number of shares. The grant of shares when achievement is between the 25th and 75th percentile will be determined on a pro-rata basis.

Total stockholder return for Patterson-UTI for the 2012 performance unit grants is measured based on $100 invested in Common Stock on the first day of the performance period, with dividends reinvested. The performance period is the period from April 1, 2012 through March 31, 2015, subject to certain exceptions that could extend the performance period up to two additional years. No shares will be issued in respect of the performance units unless Patterson-UTI has positive total stockholder return as of the end of the performance period; except that if during the two-year period ending after the performance period, Patterson-UTI’s total stockholder return for any 30 consecutive day period equals or exceeds 18% on an annualized basis from the beginning of the performance period through the end of such 30 consecutive day period, then shares issued under the grant will be made as set forth above based on Patterson-UTI’s total stockholder return relative to the peer group as of end of the performance period.

Total Compensation and Relationship to Performance

The Committee considered the advice of Pearl Meyer when establishing its 2012 compensation program. In doing so, the Committee sought to offer a total compensation package (cash and long-term) for the top four Named Executive Officers as a group that would be commensurate with the Company’s percentile performance versus peers. The Committee looked primarily at one year financial results and total shareholder return, but also shareholder returns over a two year and three year period, as noted below, in establishing the long-term incentive equity grants for 2012. When determining the size of 2012 equity incentive awards in April 2012, the Committee considered the following measures of relative performance for Patterson-UTI against our peers:

•	1 year Total shareholder Return through December 31, 2011: 47th percentile

•	2 year Total shareholder Return through December 31, 2011: 66th percentile

•	3 year Total shareholder Return through December 31, 2011: 57th percentile

•	2011 Return on Equity (ROE): 74th percentile

•	2011 Return on Assets (ROA): 74th percentile

As a result, the Committee targeted the grant date value of 2012 equity incentive awards within this range of the competitive market (as defined by the Committee in consultation with Pearl Meyer).

We believe that Patterson-UTI has a strong and cohesive management team and that the compensation policies that it has implemented provide the proper mix of current compensation and long-term incentives for building stockholder value. The Company’s above market performance has supported the use of these policies and aligns the interest of management with the Company’s stockholders.

With respect to the Company’s executive officers other than the top Named Executive Officers, the Committee has historically determined their compensation with a philosophy of using a combination of fixed and variable cash in the form of base salary and cash bonuses for short-term incentives and time-vested equity awards in the form of restricted stock and/or, stock options for long-term incentives. With respect to Mr. Holcomb, who serves as the President of the Company’s contract drilling subsidiaries, the Committee determined his non-equity incentive compensation for 2012 based on his individual performance and the following factors specific to the Company’s contract drilling business:

•	EBITDA for 2012;

•	Improved safety and operational metrics;

•	Improved recruiting and training programs;

•	Generation and retention of customers; and

•	Development of new rig designs and rig construction.

Mr. Holcomb’s equity-based, long-term incentive compensation was awarded in the form of restricted stock that vests in one-third increments over a three year period and is set forth in the “Grants of Plan-Based Awards Table” below.

Benefits, Ownership Guidelines, Employment-Related Agreements and Other Matters

Retirement Plans

Patterson-UTI offers a 401(k) plan to its employees, including its Named Executive Officers. Participants may contribute a portion of their base salary to the 401(k) plan, subject to federal limits. Patterson-UTI makes matching contributions up to four percent of each participant’s eligible base salary. The Named Executive Officers of Patterson-UTI are eligible to participate in the 401(k) plan on the same basis as other employees. Patterson-UTI does not have any other retirement plan.

Perquisites and Personal Benefits

No Named Executive Officer received perquisites totaling more than $10,000. Accordingly, the perquisites do not meet the threshold that would require disclosure in the Summary Compensation Table below.

Share Ownership Guidelines

Our Nominating and Corporate Governance Committee has enacted share ownership guidelines applicable to all executive officers and directors of Patterson-UTI. The guidelines require officers and directors to hold at all times, subject to a four year phase-in from the date first elected as an officer or director, at least the following number of shares of Common Stock:

•	Executive Chairman	120,000 shares
•	President and Chief Executive Officer	90,000 shares
•	COO/Senior Vice Presidents	60,000 shares
•	President — Drilling	30,000 shares
•	General Counsel	20,000 shares
•	Chief Accounting Officer	7,500 shares
•	Outside Directors	10,000 shares
•	Non-executive Inside Director	10,000 shares

Each of the Named Executive Officers and Directors was in compliance with these guidelines as of the date of this proxy statement.

Change in Control, Severance and Employment Agreements

Change in Control Agreements and Tax Gross-Up Payments. Patterson-UTI has entered into change in control agreements with its top four Named Executive Officers as further described elsewhere in this proxy statement The Company believes that such agreements may under certain circumstances protect the interest of the Company by discouraging such Named Executive Officers from leaving employment out of concern for the security of their jobs or being unable to concentrate on their work. We believe that the change in control agreements may also help Patterson-UTI attract and retain new key employees by reducing the personal uncertainty and anxiety that arises from the possibility of a future business combination. Any future change in control or severance agreements will be approved subject to the circumstances existing at the time.

The change in control agreements with Messrs. Vollmer, Siegel and Berns contain a tax gross-up for the excise tax imposed on parachute payments, which were customary when these agreements were entered into more than nine years ago. While the Committee believes the tax gross-up provision is a valuable tool for executive retention, the Committee recognizes that tax gross-up provisions may no longer be viewed as customary. Going forward, the Committee does not plan to provide tax gross-ups in connection with compensation arrangements, and the change in control agreement entered into in April 2012 with Mr. Hendricks does not include a tax gross-up provision.

Severance Agreements. Patterson-UTI has also entered into written letter agreements with each of Messrs. Siegel, Berns and Vollmer pursuant to which Patterson-UTI has agreed to pay each such person within ten days of the termination of his employment with Patterson-UTI for any reason (including voluntary termination by him), an amount in cash equal to his annual base salary at the time of such termination. Any payment made by Patterson-UTI pursuant to these letter agreements will reduce dollar for dollar any payment owed to such person, if any, pursuant to the change in control agreements referenced above.

Patterson-UTI has entered into a severance agreement with Mr. Hendricks. The term of the severance agreement generally ends on the third anniversary of the effective date of the severance agreement. If during the term of the severance agreement Mr. Hendricks’ employment terminates by reason of a Qualifying Termination (as defined in the severance agreement), Patterson-UTI will pay Mr. Hendricks a lump-sum cash payment of $750,000 less any severance payment received by or payable to Mr. Hendricks under his change in control agreement referenced above or any other similar change in control agreement. Under the severance agreement, “Qualifying Termination” means a termination of Mr. Hendricks’ employment (1) by Patterson-UTI for any reason other than cause or (2) if certain conditions are met, by Mr. Hendricks due to Patterson-UTI reducing his annual base salary to an amount that is less than $450,000 per year.

Employment Agreements. Patterson-UTI entered into an employment agreement with Mr. Holcomb in January 2012 in connection with his promotion to President of Patterson-UTI Drilling Company LLC. Pursuant to his employment agreement, Patterson-UTI will employ Mr. Holcomb for an initial term of three years beginning January 1, 2012 at an annualized salary of $325,000 per year, subject to any increases that may be granted in the future. After the three year initial term, the employment agreement will renew on a year to year basis unless either party notifies the other party at least 90 days before the expiration of the then-current initial term or renewal term. If during the term of the employment agreement, Mr. Holcomb’s employment is terminated due to his death or disability, by Patterson-UTI without cause or by Mr. Holcomb for good reason (as such terms are defined in the employment agreement), he will continue to receive his base salary for 12 months following the date of termination, or, in the case of termination of his employment by Patterson-UTI without cause or by Mr. Holcomb for good reason where there is more than 12 months remaining in the term, then for the remainder of the term. Please see “Employment-Related Agreements” for further description of this agreement.

In September 2012, Patterson-UTI entered into an employment agreement with Mr. Wall in connection with his retirement as President and Chief Executive Officer. Pursuant to his employment agreement, Patterson-UTI will employ Mr. Wall as a special consultant for two years at an annual compensation of $250,000 per year. Mr. Wall agreed to restrictions regarding Patterson-UTI’s proprietary information and to not compete with Patterson-UTI for eighteen months following the termination of his employment under the employment agreement, subject to certain exceptions. The employment agreement superseded all other agreements between Patterson-UTI and Mr. Wall relating to his employment by Patterson-UTI, including the agreements relating to payments upon a change of control; provided that it did not change or otherwise affect agreements related to stock options or restricted stock or performance units granted to him, and it allowed him to participate in Patterson-UTI’s 2012 annual EBITDA-based cash bonus incentive plan in the same manner as he would have participated if he remained the Chief Executive Officer of Patterson-UTI through December 31, 2012.

Section 162(m) Considerations

In considering compensation decisions for the executive management of Patterson-UTI, we routinely consider the potential effect of Section 162(m) of the Internal Revenue Code. Section 162(m) imposes a limitation on corporate tax deductions for non-performance based compensation to certain officers that exceeds $1 million that can be taken by a publicly held corporation for compensation paid to certain of its executive officers. While Patterson-UTI does not design its compensation programs for tax purposes, Patterson-UTI does design its plans to be tax efficient for Patterson-UTI where possible. However, the Committee believes that tax deduction limitations should not compromise Patterson-UTI’s ability to establish and maintain appropriate executive compensation programs and reserves the right to award non-deductible compensation.

Compensation Committee Interlocks and Insider Participation

No member of the Committee was, during the year ended December 31, 2012, an officer or employee of Patterson-UTI or any of its subsidiaries, or was formerly an officer of Patterson-UTI or any of its subsidiaries, or had any relationships requiring disclosure by Patterson-UTI under Item 404 of Regulation S-K.

During the year ended December 31, 2012, none of Patterson-UTI’s executive officers served as (i) a member of the compensation committee (or other Board committee performing equivalent functions) of another entity, one of whose executive officers served on the Compensation Committee, (ii) a director of another entity, one of whose executive officers served on the Compensation Committee, or (iii) a member of the compensation committee (or other Board committee performing equivalent functions) of another entity, one of whose executive officers served as a director of Patterson-UTI.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement required by Item 402(b) of Regulation S-K with management and, based upon such review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Terry H. Hunt, Chairman

Charles O. Buckner

Michael W. Conlon

Curtis W. Huff

Kenneth R. Peak

EXECUTIVE COMPENSATION

The following table sets forth information concerning compensation for the fiscal year ended December 31, 2012 with respect to the principal executive officer, the principal financial officer and the other Named Executive Officers of Patterson-UTI:

SUMMARY COMPENSATION TABLE

Name and Principal Position(s)	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)		Option Awards ($)(2)	Non-equity Incentive plan Compensation ($)(3)	All Other Compensation ($)(4)		Total ($)
William Andrew Hendricks, Jr.	2012	$375,000	$1,075,000	(6)	$1,727,000	(7)	$820,723	$—	$—		$3,997,723
President & Chief
Executive Officer(5)
Douglas J. Wall	2012	$512,500	$—		$—		$—	$2,095,533	$10,000	(4)	$2,618,033
Former President &	2011	$600,000	$—		$3,728,252		$1,306,481	$2,022,060	$9,800	(4)	$7,666,593
Chief Executive Officer(8)	2010	$600,000	$—		$1,962,206		$1,510,223	$893,611	$9,800	(4)	$4,975,840
John E. Vollmer III	2012	$350,000	$—		$1,543,920	(9)	$998,704	$1,397,022	$10,000	(4)	$4,299,646
Senior Vice President —	2011	$350,000	$—		$2,490,663		$870,987	$1,348,040	$9,800	(4)	$5,069,490
Corporate Development, Chief	2010	$350,000	$—		$1,308,138		$1,006,816	$595,741	$9,800	(4)	$3,270,495
Financial Officer & Treasurer
Mark S. Siegel	2012	$350,000	$—		$3,087,840	(10)	$1,997,408	$2,794,044	$—		$8,229,292
Chairman of the Board	2011	$350,000	$—		$4,981,325		$1,741,974	$2,696,080	$—		$9,769,379
	2010	$350,000	$—		$2,616,275		$2,013,631	$1,191,482	$—		$6,171,388
Kenneth N. Berns	2012	$265,000	$—		$1,543,920	(9)	$998,704	$1,397,022	$—		$4,204,646
Senior Vice President	2011	$265,000	$—		$2,490,663		$870,987	$1,348,040	$—		$4,974,690
	2010	$265,000	$—		$1,308,138		$1,006,816	$595,741	$—		$3,175,695
James M. Holcomb	2012	$325,000	$310,000		$484,575		$—	$—	$14,050	(11)	$1,133,625
President — Patterson-UTI Drilling Company LLC

(1)	Amounts set forth include the fair value of awards at the date of grant as determined in accordance with FASB ASC Topic 718 with respect to restricted stock awarded to the Named Executive Officer in the fiscal years ended December 31, 2012, 2011 and 2010 and with respect to performance units awarded to Messrs. Vollmer, Siegel and Berns in the fiscal year ended December 31, 2012 and performance units awarded to Messrs. Wall, Vollmer, Siegel and Berns in the fiscal years ended December 31, 2011 and 2010. Performance conditions for all awards of restricted stock had been satisfied as of December 31, 2012. Performance units were awarded to Messrs. Wall, Vollmer, Siegel and Berns in the fiscal year ended December 31, 2009. The performance period for these awards ended on March 31, 2012, and these awards were settled in cash in April 2012 with payments made as follows: Wall — $468,750, Vollmer — $312,500, Siegel — $625,000, Berns — $312,500. Compensation related to these awards was reported for the fiscal year ended December 31, 2009, and no compensation for the 2009 awards is included in subsequent years. For additional information related to the assumptions used and valuation of restricted stock and performance units see Note 11 to the consolidated financial statements in Patterson-UTI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

(2)	Amounts set forth represent the fair value at the date of grant as determined in accordance with FASB ASC Topic 718 with respect to stock options awarded to the Named Executive Officer in the fiscal years ended December 31, 2012, 2011 and 2010. For additional information related to the assumptions used in connection with the valuation of stock options using the Black-Scholes option pricing model see Note 11 to the consolidated financial statements in Patterson-UTI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

(3)	Represents annual bonuses earned for the fiscal years ended December 31, 2012, 2011 and 2010. The bonus plan in each of those fiscal years provided for a bonus pool based on EBITDA, subject to a minimum EBITDA of $400 million for 2012 and 2011 and $200 million for 2010. The bonus pool was allocated among the participants based on a pre-determined sharing percentage. At the direction of the Compensation Committee, the total amount paid out pursuant to the executive bonus pool was $7.68 million for 2012, $7.41 million for 2011 and $3.28 million for 2010.

(4)	Amounts set forth reflect contributions to a 401(k) plan by Patterson-UTI on behalf of the Named Executive Officer.

(5)	Mr. Hendricks was appointed as Patterson-UTI’s Chief Executive Officer and President on October 1, 2012. From April 1, 2012 through September 30, 2012, Mr. Hendricks served as Patterson-UTI’s Chief Operating Officer.

(6)	Amount includes a signing bonus of $275,000 paid to Mr. Hendricks following the commencement of his employment with Patterson-UTI and an annual bonus for the fiscal year ended December 31, 2012 of $800,000, which was paid pursuant to the terms of the offer letter provided to Mr. Hendricks prior to his employment with Patterson-UTI.

(7)	Relates to an award of shares of restricted stock during 2012.

(8)	Mr. Wall retired as Patterson-UTI’s President and Chief Executive Officer on September 30, 2012. Effective October 1, 2012, Patterson-UTI entered into an employment agreement with Mr. Wall whereby he currently serves as a consultant to Patterson-UTI through September 2014.

(9)	Includes $777,600 related to an award of shares of restricted stock and $766,320 related to an award of performance units during 2012.

(10)	Includes $1,555,200 related to an award of shares of restricted stock and $1,532,640 related to an award of performance units during 2012.

(11)	Includes $10,000 contributed to a 401(k) plan by Patterson-UTI on behalf of Mr. Holcomb and $4,050 for the use of a Patterson-UTI automobile.

The following table sets forth information concerning grants of plan-based awards during the fiscal year ended December 31, 2012 to the Named Executive Officers:

Grants of Plan-Based Awards

			Estimated Future Payouts under Non-equity Incentive Plan Awards			Estimated Future Payouts under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option: Awards Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)

Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
William Andrew Hendricks, Jr	4/2/12		—	—	—	—	—	—	100,000	—	—	$1,727,000
	4/2/12		—	—	—	—	—	—	—	100,000	$17.27	$673,750
	10/1/12		—	—	—	—	—	—	—	25,000	$15.82	$146,973
Douglas J. Wall	1/31/12	(1)	$600,000	$2,095,533	$5,000,000	—	—	—	—	—	—	—
John E. Vollmer III	1/31/12	(1)	$400,000	$1,397,022	$5,000,000	—	—	—	—	—	—	—
	4/24/12	(2)	—	—	—	24,000	48,000	96,000	—	—	—	$766,320
	4/24/12		—	—	—	—	—	—	48,000	—	—	$777,600
	4/24/12		—	—	—	—	—	—	—	160,000	$16.20	$998,704
Mark S. Siegel	1/31/12	(1)	$800,000	$2,794,044	$5,000,000	—	—	—	—	—	—	—
	4/24/12	(2)	—	—	—	48,000	96,000	192,000	—	—	—	$1,532,640
	4/24/12		—	—	—	—	—	—	96,000	—	—	$1,555,200
	4/24/12		—	—	—	—	—	—	—	320,000	$16.20	$1,997,408
Kenneth N. Berns	1/31/12	(1)	$400,000	$1,397,022	$5,000,000	—	—	—	—	—	—	—
	4/24/12	(2)	—	—	—	24,000	48,000	96,000	—	—	—	$766,320
	4/24/12		—	—	—	—	—	—	48,000	—	—	$777,600
	4/24/12		—	—	—	—	—	—	—	160,000	$16.20	$998,704
James M. Holcomb	6/09/12		—	—	—	—	—	—	32,500	—	—	$484,575

(1)

The 2012 bonus plan for Named Executive Officers for the fiscal year ended December 31, 2012 was approved on January 31, 2012. The 2012 bonus plan for Messrs. Wall, Vollmer, Siegel and Berns provided for a bonus pool based on a percentage of EBITDA for the fiscal year ended December 31, 2012, subject to a minimum EBITDA of $400 million. The Compensation Committee set the EBITDA percentage at a maximum of 0.81% based on the Committee’s assessment of the Company’s and executive management’s progress toward and achievement of certain strategic and other objectives, subject to a downward adjustment in the EBITDA percentage to 0.55% based on relative underperformance against strategic measures. The Compensation Committee adjusted the EBITDA percentage downward to 0.75% based on these criteria. The bonus pool was allocated among Messrs. Wall, Vollmer, Siegel and Berns based on a pre-determined sharing percentage. The threshold amount presented in this table is calculated for the respective officer based on the approved allocation formula and an assumed EBITDA of $400 million using the minimum percentage of 0.55% of

EBITDA as set forth when the plan was approved due to the fact that the bonus plan provides for no payment if the minimum EBITDA of $400 million is not satisfied. The target amount is calculated based on Patterson-UTI’s actual EBITDA for the fiscal year ended December 31, 2012, the EBITDA percentage as approved by the Compensation Committee and the allocation formula applied to the bonus pool for distribution. The cash bonuses awarded from the bonus pool were awarded under the LTIP, which has been designed to meet the requirements of Section 162(m) of the Code. Although the bonus pool for Messrs. Wall, Vollmer, Siegel and Berns did not have an EBITDA cap, the maximum amount that could be awarded to an individual under any cash-based performance award granted under the LTIP during a 12-month period is $5,000,000.

(2)

On April 24, 2012, Patterson-UTI granted performance unit awards to Messrs. Vollmer, Siegel and Berns. These awards provide for the recipients to receive shares of Common Stock upon the achievement of certain performance goals established by Patterson-UTI during a specified period. The performance period is the period from April 1, 2012 through March 31, 2015, subject to certain exceptions that could extend the performance period up to two additional years, as described in “Compensation Discussion and Analysis” above. The performance goals are tied to Patterson-UTI’s total shareholder return for the performance period as compared to total shareholder return for a peer group determined by the Compensation Committee. The recipients will receive a target number of shares if the Company’s total shareholder return is positive and, when compared to the peer group, is at the 50th percentile and two times the target if at the 75th percentile or higher. If the Company’s total shareholder return is positive, and, when compared to the peer group, is at the 25th percentile, the recipients will only receive one-half of the target number of shares. The grant of shares when achievement is between the 25th and 75th percentile will be determined on a pro-rata basis.

(3)	Shares of restricted stock were awarded pursuant to the LTIP. Ordinary dividends are paid on unvested shares of restricted stock. The rate at which these dividends are paid is the same rate at which ordinary dividends are paid on all other shares of Common Stock. The right to receive these dividends has been included in the grant date fair value of stock awards presented in the table. The shares awarded to Messrs. Vollmer, Siegel and Berns vest over a three-year period as follows: one-third on April 24, 2013, and the remaining two-thirds in equal monthly installments over the 24 months following April 24, 2013. The shares awarded to Mr. Hendricks vest over a slightly longer than three-year period as follows: one-third on April 24, 2013, one-third on April 24, 2014 and one-third on April 24, 2015. The shares awarded to Mr. Holcomb vest over a three-year period as follows: one-third on June 9, 2013, one-third on June 9, 2014 and one-third on June 9, 2015.

(4)	Options were granted pursuant to the LTIP. Options awarded to Messrs. Hendricks, Vollmer, Siegel and Berns vest over a three year period (and slightly over a three-year period in the case of Mr. Hendricks) as follows: one-third on April 24, 2013, and the remaining two-thirds in equal monthly installments over the 24 months following April 24, 2013. Options awarded in October to Mr. Hendricks vest over a three year period as follows: one-third on October 1, 2014, and the remaining two-thirds in equal monthly installments over the 24 months following October 1, 2014.

(5)	The grant date fair value of restricted stock is based on the closing price of Patterson-UTI Common Stock on the date of grant, which is consistent with the valuation used by Patterson-UTI for the recognition of compensation expense under FASB ASC Topic 718. The grant date fair value of stock options was determined using the Black-Scholes option pricing model, which is consistent with the valuation used by Patterson-UTI for the recognition of compensation expense under FASB ASC Topic 718, with assumptions that are more fully described in Note 11 to the consolidated financial statements in Patterson-UTI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011. The grant date fair value of performance unit awards was determined based on a Monte-Carlo simulation model which is consistent with the valuation used by Patterson-UTI for the recognition of compensation expense under FASB ASC Topic 718.

The following table sets forth information concerning outstanding equity awards at December 31, 2012 for the Named Executive Officers:

Outstanding Equity Awards

at Fiscal Year-End

Name	Option Awards					Stock Awards
						Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested(2)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(1)
	Number of Securities Underlying Unexercised Options (#)			Option Exercise Price ($)	Option Expiration Date
	Exercisable	Unexercisable
William Andrew Hendricks, Jr.	—	100,000	(3)	$17.27	04/01/22	100,000	(4)	$1,863,000	—		$—
	—	25,000	(5)	$15.82	09/30/22
Douglas J. Wall	75,000	—		$22.72	04/08/17	39,890	(6)	$743,151	88,125	(7)	$1,641,769
	25,000	—		$22.99	09/30/17
	178,500	—		$29.31	04/24/18
	262,500	—		$13.17	04/27/19
	236,667	29,583	(8)	$14.83	04/26/20
	57,500	46,000	(9)	$31.20	04/25/21
John E. Vollmer III	190,000	—		$16.22	04/29/13	74,667	(10)	$1,391,046	106,750	(11)	$1,988,753
	60,000	—		$19.14	04/27/14
	75,000	—		$24.63	04/26/15
	125,000	—		$28.16	07/31/16
	150,000	—		$24.17	04/22/17
	119,000	—		$29.31	04/24/18
	175,000	—		$13.17	04/27/19
	157,778	19,722	(8)	$14.83	04/26/20
	38,333	30,667	(9)	$31.20	04/25/21
	—	160,000	(3)	$16.20	04/23/22
Mark S. Siegel	380,000	—		$16.22	04/29/13	149,334	(12)	$2,782,092	213,500	(13)	$3,977,505
	120,000	—		$19.14	04/27/14
	150,000	—		$24.63	04/26/15
	250,000	—		$28.16	07/31/16
	300,000	—		$24.17	04/22/17
	238,000	—		$29.31	04/24/18
	350,000	—		$13.17	04/27/19
	315,555	39,445	(8)	$14.83	04/26/20
	76,667	61,333	(9)	$31.20	04/25/21
	—	320,000	(3)	$16.20	04/23/22
Kenneth N. Berns	190,000	—		$16.22	04/29/13	74,667	(10)	$1,391,046	106,750	(11)	$1,988,753
	60,000	—		$19.14	04/27/14
	75,000	—		$24.63	04/26/15
	125,000	—		$28.16	07/31/16
	150,000	—		$24.17	04/22/17
	119,000	—		$29.31	04/24/18
	175,000	—		$13.17	04/27/19
	157,778	19,722	(8)	$14.83	04/26/20
	38,333	30,667	(9)	$31.20	04/25/21
	—	160,000	(3)	$16.20	04/23/22
James M. Holcomb	44,445	—		$12.32	10/28/18	62,500	(14)	$1,164,375	—		$—

(1)	Based on the closing price of Patterson-UTI Common Stock on December 31, 2012 of $18.63 per share.

(2)

As of December 31, 2012, performance unit awards had been granted to Messrs. Wall, Vollmer, Siegel and Berns. The 2010 performance unit awards were granted on April 27, 2010 and provide for an award of shares of Patterson-UTI common stock to the recipient based on Patterson-UTI’s total shareholder return compared to a peer group of companies for the performance period from April 1, 2010 through March 31, 2013. The 2011 performance unit awards were granted on April 26, 2011 and provide for an award of shares of Patterson-UTI common stock to the recipient based on Patterson-UTI’s total shareholder return compared to a peer group of companies for the performance period from April 1, 2011 through March 31, 2014. The 2012 performance unit awards were granted on April 24, 2012 and provide for an award of shares of Patterson-UTI common stock to the recipient based on Patterson-UTI’s total shareholder return compared to a peer group of companies for the performance period from April 1, 2012 through March 31, 2015. All performance unit awards provide for a target payout based on a target level of total shareholder return compared to the peer group. The amounts presented in this column represent the target payout under the performance unit awards. Based on Patterson-UTI’s total shareholder return during the performance period, the recipients could receive a number of shares ranging from no shares to two times the target number of shares.

(3)	These options vest as follows: one-third on April 24, 2013 and the remainder in equal monthly installments over the 24 months following April 24, 2013.

(4)	These shares of restricted stock vest as follows: one-third on April 24, 2013, one-third on April 24, 2014, and one-third on April 24, 2015.

(5)	These options vest as follows: one-third on October 1, 2013 and the remainder in equal monthly installments over the 24 months following October 1, 2013

(6)	These shares of restricted stock vest as follows: 8,334 shares that vest in equal monthly installments from January 27, 2013 through April 27, 2013 and 31,556 shares that vest in equal monthly installments from January 26, 2013 through April 26, 2014.

(7)	Amount includes 48,750 shares related to the 2010 performance unit award and 39,375 shares related to the 2011 performance unit award.

(8)	These options vest in equal monthly installments from January 27, 2013 through April 27, 2013.

(9)	These options vest in equal monthly installments from January 26, 2013 through April 26, 2014.

(10)	These shares of restricted stock vest as follows: 5,556 shares in equal monthly installments from January 27, 2013 through April 27, 2013; 21,111 shares in equal monthly installments from January 26, 2013 through April 26, 2014; 16,000 shares on April 24, 2013 and 32,000 shares in equal monthly installments from May 24, 2013 through April 24, 2015.

(11)	Amount includes 32,500 shares related to the 2010 performance unit award, 26,250 shares related to the 2011 performance unit award and 48,000 shares related to the 2012 performance unit award.

(12)	These shares of restricted stock vest as follows: 11,112 shares in equal monthly installments from January 27, 2013 through April 27, 2013; 42,222 shares in equal monthly installments from January 26, 2013 through April 26, 2014; 32,000 shares on April 24, 2013 and 64,000 shares in equal monthly installments from May 24, 2013 through April 24, 2015.

(13)	Amount includes 65,000 shares related to the 2010 performance unit award, 52,500 shares related to the 2011 performance unit award and 96,000 shares related to the 2012 performance unit award.

(14)	These shares of restricted stock vest as follows: 30,833 shares on June 9, 2013; 20,833 shares on June 9, 2014 and 10,834 shares on June 9, 2015.

The following table sets forth information concerning option exercises and stock awards vested during the fiscal year ended December 31, 2012 for the Named Executive Officers:

OPTION EXERCISES AND STOCK VESTED

	Option awards		Stock awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)(1)
William Andrew Hendricks, Jr.	—	$—	—	$—
Douglas J. Wall	—	$—	72,611	$1,219,417
John E. Vollmer III	—	$—	48,501	$814,478
Mark S. Siegel	—	$—	97,000	$1,628,943
Kenneth N. Berns	—	$—	48,501	$814,478
James M. Holcomb	—	$—	28,334	$422,460

(1)	Value realized on vesting is based on the closing price of Patterson-UTI common stock on the day immediately prior to the date at which the respective shares vested.

Patterson-UTI provides no pension benefits for any of the Named Executive Officers. None of the Named Executive Officers had any items of nonqualified deferred compensation during 2012. As a result, tables with respect to pension benefits and nonqualified deferred compensation have not been provided.

DIRECTOR COMPENSATION

The following table sets forth information concerning compensation for the fiscal year ended December 31, 2012 with respect to the directors of Patterson-UTI who are not executive officers:

DIRECTOR COMPENSATION TABLE

Name	Fees earned or paid in cash ($)	Stock awards ($)(1)	Option awards ($)(2)	All other compensation ($)		Total ($)
Charles O. Buckner	$60,000	$59,940	$78,231	$—		$198,171
Michael W. Conlon	$12,750	$51,660	$64,801	$—		$129,211
Curtis W. Huff	$75,000	$59,940	$78,231	$—		$213,171
Terry H. Hunt	$60,000	$59,940	$78,231	$—		$198,171
Kenneth R. Peak	$45,000	$59,940	$78,231	$—		$183,171
Cloyce A. Talbott	$8,750	$—	$—	$189,904	(3)	$198,654

(1)	Amounts set forth represent the fair value at the date of grant as determined in accordance with FASB ASC Topic 718 with respect to restricted stock awarded to the directors in the fiscal year ended December 31, 2012. For additional information related to the assumptions used and valuation of restricted stock, see Note 11 to the consolidated financial statements in Patterson-UTI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012. Messrs. Buckner, Huff, Hunt and Peak each received an award of 3,000 shares of restricted stock on January 1, 2012 with a market value of $19.98 per share which fully vested on January 1, 2013. Mr. Conlon received an award of 3,000 shares of restricted stock on September 19, 2012 with a market value of $17.22 per share which will fully vest on September 19, 2013. As of December 31, 2012, Messrs. Buckner, Conlon, Huff, Hunt and Peak each held 3,000 unvested shares of restricted stock.

(2)

Amounts set forth represent the fair value at the date of grant as determined in accordance with FASB ASC Topic 718 with respect to stock options awarded to the directors in the fiscal year ended December 31, 2012. For additional information related to the assumptions used in connection with the valuation of stock options using the Black-Scholes option pricing model see Note 11 to the consolidated financial statements in Patterson-UTI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012. Messrs. Buckner, Huff, Hunt and Peak each received options to purchase 10,000 shares of stock on January 1, 2012 with a market value of $7.82 per share, which fully vested on January 1, 2013. Mr. Conlon received options to purchase 10,000 shares of stock on September 19, 2012 with a market value of $6.48 per share, which will fully vest on September 19, 2013. As of December 31, 2012, Messrs. Huff, Hunt and Peak each held options to purchase a total of 70,000 shares of Common Stock, of which options to purchase 10,000 shares were unvested. As of December 31, 2012, Mr. Buckner held options to purchase a total of 60,000 shares of Common Stock, of which options to purchase 10,000 shares were unvested. As of December 31, 2012, Mr. Conlon held options to purchase a total of 10,000 shares of Common Stock which were all unvested.

(3)	Mr. Talbott retired from his position as President and Chief Executive Officer of Patterson-UTI on September 30, 2007. Patterson-UTI entered into an employment agreement with Mr. Talbott effective October 1, 2007 which provided for the employment of Mr. Talbott on a part-time basis until September 30, 2012. Mr. Talbott’s salary during the term of this employment agreement was $250,000 per year.

Directors who are also employees of Patterson-UTI do not receive compensation for serving as a director or as a member of a committee of the Board of Directors. All directors are reimbursed for reasonable out-of-pocket expenses incurred in connection with serving as a member of the Board of Directors. Each non-employee director receives annual cash compensation of $35,000 and (i) 3,000 shares of restricted stock subject to one-year vesting (subject to acceleration in certain limited situations, including a change of control) and (ii) an option to purchase 10,000 shares of Common Stock at an exercise price equal to the closing price of Common Stock on the grant date. The option has a 10-year term, vests after one-year (subject to acceleration in certain limited situations, including a change of control) and contains a right to exercise for three years following cessation of the holder as a director (but not beyond the 10-year term). Each non-employee director that serves on the Audit Committee or the Compensation Committee receives additional annual cash compensation of $10,000 per committee on which he serves, with the chairman of each such committee receiving $15,000. The Lead Director receives additional annual cash compensation of $20,000.

EMPLOYMENT-RELATED AGREEMENTS

Change in Control

Patterson-UTI has entered into change in control agreements with Messrs. Siegel, Hendricks, Berns and Vollmer (each agreement, a “CIC Agreement” and collectively, the “CIC Agreements”; and each individual, an “Employee” and collectively, the “Employees”). The CIC Agreements were entered into to protect the Employees should a change in control occur, thereby encouraging the Employee to remain in the employ of Patterson-UTI and not be distracted from the performance of his duties to Patterson-UTI by the possibility of a change in control.

In the event of a change in control of Patterson-UTI in which an Employee’s employment is terminated by Patterson-UTI other than for cause or by the Employee for good reason, the terms of the CIC Agreements would entitle the Employee to, among other things:

•

a bonus payment equal to the highest annual bonus paid after the CIC Agreement was entered into or a benchmark bonus in the case of Mr. Hendricks (such bonus payment prorated for the portion of the fiscal year preceding the termination date),

•

a payment equal to 2.5 times (in the case of Messrs. Siegel and Hendricks) or 2.0 times (in the case of Messrs. Berns and Vollmer) the sum of (i) the highest annual salary in effect for such Employee during the term of the CIC Agreement and (ii) the average of the three annual bonuses earned by the Employee for the three fiscal years preceding the termination date (or a benchmark bonus in the case of Mr. Hendricks), and

•	continued coverage under Patterson-UTI’s welfare plans for up to three years (in the case of Messrs. Siegel and Hendricks) or two years (in the case of Messrs. Berns and Vollmer).

The CIC Agreements with Messrs. Vollmer, Siegel and Berns contain a tax gross-up for the excise tax imposed on parachute payments, which were customary when these agreements were entered into more than nine years ago. While the Compensation Committee believes the tax gross-up provision is a valuable tool for executive retention, the Compensation Committee recognizes that tax gross-up provisions may no longer be viewed as customary. Going forward, the Compensation Committee does not plan to provide tax gross-ups in connection with compensation arrangements, and the CIC Agreement entered into in April 2012 with Mr. Hendricks does not include a tax gross-up provision.

A “change in control” is principally defined by the CIC Agreement as:

•

an acquisition by any individual, entity or group of beneficial ownership of 35% or more of either Patterson-UTI’s then outstanding Common Stock or the combined voting power of the then outstanding voting securities of Patterson-UTI entitled to vote in the election of directors,

•

a change occurs in which the members of the Board of Directors as of the date of the CIC Agreement cease to constitute at least a majority of Patterson-UTI’s Board of Directors unless that change occurs through a vote of at least a majority of the incumbent members of the Board of Directors, or

•

a change in the beneficial ownership of Patterson-UTI following consummation of a reorganization, merger, consolidation, sale of Patterson-UTI or any subsidiary of Patterson-UTI or a disposition of all or substantially all of the assets of Patterson-UTI, in which the beneficial owners immediately prior to the transaction own 65% or less of outstanding common stock of the newly combined or merged entity.

The CIC Agreements terminate on the first to occur of:

•	the Employee’s death, disability or retirement,

•	the termination of the Employee’s employment, or

•

January 29, 2014 although, unless otherwise terminated, the CIC Agreements automatically renew for successive 12-month periods until Patterson-UTI notifies the Employee at least 90 days before the expiration of the initial term or the renewal period, as applicable, that the term will not be extended. Patterson-UTI has not provided any such notification to the Employees.

All unvested stock options and restricted stock awards held by Messrs. Siegel, Hendricks, Wall, Berns and Vollmer vest upon a change of control as defined by the underlying award agreements. Upon a change in control as defined in the underlying performance unit award grants, Messrs. Wall, Vollmer, Siegel and Berns would receive the target number of shares issuable thereunder. All restricted stock and performance unit awards held by Messrs. Siegel, Hendricks, Wall, Berns and Vollmer contain provisions that in the event of termination due to death or disability, the Named Executive Officer would vest in a portion of the award.

Amounts that each of the Named Executive Officers would be entitled to under the existing Agreements (or in the case of Mr. Holcomb, his employment agreement) if a change in control had occurred as of December 31, 2012 and the employee’s employment was terminated by Patterson-UTI other than for cause or terminated by the employee for good reason (as defined in the Agreements or in the case of Mr. Holcomb, his employment agreement) are reflected in the following table:

	Cash Payments		Other Benefits
Name	Bonus Payment ($)(1)	Salary and Bonus ($)(2)	Option Awards ($)(3)	Stock Awards ($)(3)	Performance Unit Awards ($)(4)	Continued Benefits ($)(5)	Total ($)
William Andrew Hendricks, Jr	$800,000	$3,500,000	$206,250	$1,863,000	$—	$20,456	$6,389,706
Douglas J. Wall(6)	$—	$—	$112,415	$743,151	$1,641,774	$—	$2,497,340
John E. Vollmer III	$1,375,000	$2,172,008	$463,744	$1,391,046	$1,988,756	$13,638	$7,404,192
Mark S. Siegel	$2,750,000	$4,555,020	$927,491	$2,782,092	$3,977,512	$—	$14,992,115
Kenneth N. Berns	$1,375,000	$2,002,008	$463,744	$1,391,046	$1,988,756	$—	$7,220,554
James M. Holcomb(7)	$—	$650,000	$—	$—	$—	$6,819	$656,819

(1)	The assumed bonus payment is equal to the highest annual bonus paid from the time the CIC Agreements were entered into through December 31, 2012 or a benchmark bonus in the case of Mr. Hendricks.

(2)	The assumed salary and bonus payment represents 2.5 times (in the case of Messrs. Siegel and Hendricks) or 2.0 times (in the case of Messrs. Berns and Vollmer) of the sum of the 2012 salary in effect for each employee and the average of the annual bonuses earned by each employee for 2011, 2010 and 2009 or a benchmark bonus in the case of Mr. Hendricks. Bonus amounts earned in 2012 were not considered in this calculation as they were not determined until after December 31, 2012. In the case of Mr. Holcomb, the payment represents twenty-four months of his base salary as determined in accordance with his employment agreement.

(3)	Each of the option and stock award agreements for Messrs. Hendricks, Wall, Vollmer, Siegel and Berns provide that unvested options and awards will immediately vest upon a change in control. Amounts presented in the table represent the value of unvested option and stock awards using the market price of Patterson-UTI Common Stock at December 31, 2012.

(4)	Share settled performance units awarded to Messrs. Wall, Vollmer, Siegel and Berns in 2010 and 2011 and to Messrs. Vollmer, Siegel and Berns in 2012 include a provision that upon a change in control as defined in the respective award agreements, the Named Executive Officer will receive an award of shares equal to the target amount set forth in each agreement. Amounts presented in the table represent the assumed award of the target number of shares if a change in control had occurred on December 31, 2012 valued at the December 31, 2012 closing price of Patterson-UTI common stock of $18.63 per share.

(5)	Messrs. Hendricks, Vollmer and Holcomb participated in Patterson-UTI’s health and welfare plans as of December 31, 2012. The amounts presented represent Patterson-UTI’s portion of the premiums for three years in the case of Mr. Hendricks, two years in the case of Mr. Vollmer and one year in the case of Mr. Holcomb based on the rates in effect at December 31, 2012.

(6)	Mr. Wall’s change in control agreement terminated upon the execution of his employment agreement upon his retirement as President and Chief Executive Officer in 2012. The terms of his option and stock awards remained unchanged and such award agreements include a provision that unvested shares or options will automatically vest upon a change in control.

(7)	Patterson-UTI has entered into an employment agreement with Mr. Holcomb that provides certain benefits if his employment is terminated by Patterson-UTI other than for cause or by him for good reason.

Severance Agreements

Patterson-UTI has entered into written letter agreements with each of Messrs. Siegel, Berns and Vollmer pursuant to which Patterson-UTI has agreed to pay each such person within ten days of the termination of his employment with Patterson-UTI for any reason (including voluntary termination by him), an amount in cash equal to his annual base salary at the time of such termination. Any payment made by Patterson-UTI pursuant to these letter agreements will reduce dollar for dollar any payment owed to such person, if any, pursuant to the change in control agreements discussed above.

Patterson-UTI has entered into a Severance Agreement with Mr. Hendricks (the “Severance Agreement”). The term of the Severance Agreement expires on the third anniversary of the effective date of the Severance Agreement. If during the term of the Severance Agreement Mr. Hendricks’ employment terminates by reason of a Qualifying Termination (as defined in the Severance Agreement), Patterson-UTI will pay Mr. Hendricks a lump-sum cash payment of $750,000 less any Severance Payment received by or payable to Mr. Hendricks under his change in control agreement described above or any other similar change in control agreement.

Under the Severance Agreement, “Qualifying Termination” means a termination of Mr. Hendricks’ employment (1) by Patterson-UTI for any reason other than cause or (2) if certain conditions are met, by Mr. Hendricks due to Patterson-UTI reducing his annual base salary to an amount that is less than $450,000 per year.

Employment Agreement with Mr. Wall

In September 2012, Patterson-UTI entered into an employment agreement with Mr. Wall in connection with his retirement as President and Chief Executive Officer. Pursuant to his employment agreement, Patterson-UTI will employ Mr. Wall as a special consultant for two years at an annual compensation of $250,000 per year. Mr. Wall agreed to restrictions regarding Patterson-UTI’s proprietary information and to not compete with Patterson-UTI for eighteen months following the termination of his employment under the employment agreement, subject to certain exceptions. The employment agreement superseded all other agreements between Patterson-UTI and Mr. Wall relating to his employment by Patterson-UTI, including the agreements relating to payments upon a change of control; provided that it did not change or otherwise affect agreements related to stock options or restricted stock or performance units granted to him, and it allowed him to participate in Patterson-UTI’s 2012 annual EBITDA-based cash bonus incentive plan in the same manner as he would have participated if he remained the Chief Executive Officer of Patterson-UTI through December 31, 2012.

Employment Agreement with Mr. Holcomb

In January 2012, Patterson-UTI entered into an employment agreement with Mr. Holcomb in connection with his promotion to President of Patterson-UTI Drilling Company, LLC. Pursuant to his employment agreement, Patterson-UTI will employ Mr. Holcomb for an initial term of three years beginning January 1, 2012 at an annualized salary of $325,000 per year, subject to any increases that may be granted in the future. Such employment shall continue on a year to year basis unless either party notifies the other party at least 90 days before the expiration of the then-current initial term or renewal term. Mr. Holcomb agreed to restrictions regarding Patterson-UTI’s confidential information and to not compete with Patterson-UTI or solicit its employees or customers for two years following the date of termination of his employment. If during the term of the employment agreement, Mr. Holcomb’s employment is terminated due to his death or disability, by Patterson-UTI without cause or by Mr. Holcomb for good reason (as such terms are defined in the employment agreement), he will continue to receive his base salary for 12 months following the date of termination, or, in the case of termination of his employment by Patterson-UTI without cause or by Mr. Holcomb for good reason where there is more than 12 months remaining in the term, then for the remainder of the term. During the 12 month period following his termination, Mr. Holcomb and his eligible dependents as of the date of termination shall continue to be covered by all medical, vision and dental plans (but not including life or disability insurance) at the same active employee premium cost as a similarly situated active employee; provided that such benefits shall cease if he becomes entitled to any group health benefits from a new employer.

Death or Disability

All restricted stock and performance unit awards held by Messrs. Hendricks, Wall, Vollmer, Siegel and Berns provide that in the event of termination of employment due to death or disability, the holder would vest in a portion of the award. With respect to Mr. Hendricks, such a termination would have resulted in the accelerated vesting of 24,418 shares of restricted stock with a fair value of $454,907. With respect to Mr. Wall, such a termination would have resulted in the accelerated vesting of 723 shares of restricted stock with a fair value of $13,469. With respect to Messrs. Vollmer and Berns, such a termination at December 31, 2012 would have resulted in the accelerated vesting of 11,474 shares of restricted stock with a fair value of $213,761. With respect to Mr. Siegel, such a termination at December 31, 2012 would have resulted in the accelerated vesting of 22,950 shares of restricted stock with a fair value of $427,559. In the event of termination of employment due to death or disability, the holders of performance units would vest in the portion of the performance unit award that was earned at the time of death or disability. This payment would be determined at the end of the performance period and would equal the amount that the holder would have received at that time, pro-rated for the amount of time from the date of grant through the date of death or disability.

Indemnification Agreements

Patterson-UTI has entered into an indemnification agreement with Messrs. Hendricks, Wall, Vollmer, Siegel and Berns and each of its directors containing provisions that may require Patterson-UTI, among other things, to indemnify such executive officers and directors against liabilities that may arise by reason of their status or service as executive officers or directors (subject to certain exceptions) and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

CERTAIN TRANSACTIONS

In connection with the acquisition by REMY Capital Partners III, L.P. (“REMY Capital”) of an ownership interest in UTI Energy Corp. in March 1995, REMY Capital succeeded to a registration rights agreement with UTI. As the successor-in-interest to UTI, Patterson-UTI assumed this registration rights agreement pursuant to which REMY Capital has the right to require Patterson-UTI to use its reasonable efforts to register shares held by REMY Capital under the Securities Act of 1933, as amended. In the event that such rights are exercised in connection with a primary offering proposed by Patterson-UTI (or a secondary offering with which Patterson-UTI agrees to participate), REMY Capital would bear its pro rata share of the costs of the offering, other than legal, accounting and printing costs, all of which Patterson-UTI would bear. In the event that REMY Capital elects to exercise such rights other than in connection with an offering in which Patterson-UTI participates, REMY Capital would bear all costs of the offering. These rights continue so long as REMY Capital continues to own the Common Stock that it acquired in March 1995. As of the date of this proxy statement, REMY Capital continues to hold 1,000,000 shares of such Common Stock.

Mr. Siegel, Chairman of the Board of Patterson-UTI, is President and sole stockholder of REMY Investors, which is the general partner of REMY Capital. Mr. Berns, a director and Senior Vice President of Patterson-UTI, is an executive of REMY Investors.

In connection with Mr. Vollmer’s appointment as Chief Financial Officer, Patterson-UTI delivered a letter to Mr. Vollmer dated February 6, 2006 (the “Letter Agreement”). Pursuant to the Letter Agreement, Patterson-UTI generally agreed, to the extent permitted by law and provided that the applicable accounting restatement pending at that time did not result from Patterson-UTI’s material non-compliance with financial reporting requirements under the federal securities laws as a result of knowing misconduct by Mr. Vollmer, not to make any claim against Mr. Vollmer for certain compensation received or profits realized, or relating to securities acquired, prior to September 30, 2005. Patterson-UTI also generally agreed to indemnify Mr. Vollmer against all losses in connection with his defense of any claim against him under Section 304 of the Sarbanes-Oxley Act of 2002 (“Section 304”) in contravention of the immediately preceding sentence. Notwithstanding court decisions that Patterson-UTI’s right to make any such claims appears doubtful, Patterson-UTI entered into this agreement because of the breadth of language of Section 304 and the uncertainty as to how the statute may be interpreted by the courts in the future.

During the first nine months of 2012, Patterson-UTI purchased approximately $29.4 million of drill pipe, related tubular and other equipment from, and sold approximately $6.4 million of drill pipe to, a vendor that employed Mr. Holcomb’s son until October 2012. Based upon information from the vendor, sales to Patterson-UTI accounted for approximately 28% of the vendor’s revenue for the first nine months of 2012. Mr. Holcomb’s son did not receive any commission or other compensation for any sales to Patterson-UTI.

Patterson-UTI has a written policy with respect to related person transactions. In accordance with this policy, related person transactions are reviewed by the Lead Director or the chair of the Audit Committee, each of whom has full delegated authority to approve, disapprove, ratify, amend, terminate or rescind any such transaction, or direct that such transaction be submitted to the Audit Committee or the full Board of Directors for consideration. In approving or disapproving related person transactions, the relevant facts and circumstances of the related person transaction are considered, including whether such transaction is in, or not inconsistent with, the best interest of Patterson-UTI and whether, in appropriate cases, such transaction is on commercial terms at least as favorable to Patterson-UTI as would otherwise be available to or from an unrelated third party or to Patterson-UTI’s employees generally. Related person transactions generally include transactions in an amount that exceeds $50,000 between Patterson-UTI or any of its subsidiaries and an executive officer, a director (or nominee to become director), an immediate family member of any of the foregoing or any entity in which any of the foregoing has a 10% or greater beneficial ownership interest or in which they are an executive officer, general partner, principal or engaged in a similar position. Certain related person transactions have been pre-approved under the terms of the policy, including, subject to certain exceptions and limitations, the sale to or purchase from Patterson-UTI of goods and services by entities related to directors in the ordinary course of business that are immaterial to Patterson-UTI and with respect to which the director has no direct economic interest or decision making authority.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of April 7, 2013, the stock ownership of (i) the Named Executive Officers, directors and Board nominees, individually, (ii) all directors, Board nominees and executive officers as a group and (iii) each person known by Patterson-UTI to be the beneficial owner of more than 5% of Common Stock.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Beneficial Owners of more than 5% of Patterson-UTI’s Common Stock:
Wellington Management Company, LLP.	12,365,886	(1)	8.4%
Artisan Partners Holdings LP	10,728,000	(2)	7.3%
BlackRock, Inc.	9,837,233	(3)	6.7%
Directors and Named Executive Officers:
Mark S. Siegel	3,671,970	(4)	2.5%
William Andrew Hendricks, Jr.	136,111	(5)	*
Douglas J. Wall	1,248,559	(6)	*
John E. Vollmer III	1,540,947	(7)	1.0%
Kenneth N. Berns	1,331,335	(8)	*
James M. Holcomb	202,009	(9)	*
Charles O. Buckner	81,000	(10)	*
Michael W. Conlon	9,000	(11)	*
Curtis W. Huff	124,880	(12)	*
Terry H. Hunt	102,000	(13)	*
Kenneth R. Peak	99,000	(14)	*
Cloyce A. Talbott	1,107,476	(15)	*
All directors and executive officers as a group (13 persons)	9,748,701	(16)	6.4%

*	indicates less than 1.0%

(1)	Based solely on a Schedule 13G filed by Wellington Management Company, LLP (“Wellington Management”) with the SEC on February 14, 2013. According to the report, Wellington Management, in its capacity as investment adviser, may be deemed to beneficially own 12,365,886 shares that are held of record by clients of Wellington Management. Wellington Management has shared power to vote or to direct the vote of 9,447,926 shares and shared power to dispose or to direct the disposition of 12,365,886 shares. The address of the principal business office of Wellington Management is 280 Congress Street, Boston, Massachusetts 02210.

(2)	Based solely on a Schedule 13G filed with the SEC on February 7, 2013 (the “Artisan Schedule 13G”). According to the report, Artisan Partners Holdings LP (“Artisan Holdings”) reports beneficial ownership of the shares, with shared dispositive power over 10,728,000 shares and shared power to vote 10,311,974 shares. Artisan Holdings filed the Artisan Schedule 13G jointly with Artisan Investment Corporation (“Artisan Corp”), Artisan Partners Limited Partnership (“Artisan Partners”), Artisan Investments GP LLC (“Artisan Investments”), ZFIC, Inc. (“ZFIC”), Andrew A. Ziegler, Carlene M. Ziegler and Artisan Partners Funds, Inc. (“Artisan Funds”). Artisan Holdings is the sole limited partner of Artisan Partners; Artisan Investments is the general partner of Artisan Partners; Artisan Corp is the general partner of Artisan Holdings; ZFIC is the sole stockholder of Artisan Corp.; Mr. Ziegler and Ms. Ziegler are the principal stockholders of ZFIC. The address of the principal business office of Artisan Holdings, Artisan Corp., Artisan Partners, Artisan Investments, ZFIC, Mr. Ziegler and Ms. Ziegler is 875 East Wisconsin Avenue, Suite 800, Milwaukee, Wisconsin 53202.

(3)

Based solely on a Schedule 13G/A filed by BlackRock, Inc. with the SEC on February 5, 2013. According to the report, BlackRock, Inc. has sole voting and dispositive power with respect to 9,837,233 shares. The address of the principal business office of BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022.

(4)	Mr. Siegel is the President and sole stockholder of REMY Investors, which is the general partner of REMY Capital Partners III, L.P. (“REMY Capital”). The Common Stock beneficially owned by Mr. Siegel includes 1,000,000 shares of Common Stock owned by REMY Capital. The Common Stock beneficially owned by Mr. Siegel also includes stock options held by Mr. Siegel, which are presently exercisable or become exercisable within 60 days, to purchase 1,974,388 shares. Does not include 246,612 shares underlying stock options held by Mr. Siegel that are not presently exercisable and will not become exercisable within 60 days. Includes 133,084 shares of unvested restricted Common Stock held by Mr. Siegel, over which he presently has voting power. The Common Stock beneficially owned by Mr. Siegel includes 49,900 shares held in trusts for which he is the trustee.

(5)	Includes shares underlying stock options held by Mr. Hendricks, which become exercisable within 60 days, to purchase 36,111 shares. Does not include 88,889 shares underlying stock options held by Mr. Hendricks that are not presently exercisable and will not become exercisable within 60 days. Includes 100,000 shares of unvested restricted Common Stock held by Mr. Hendricks, over which he presently has voting power.

(6)	Includes shares underlying stock options held by Mr. Wall, which are presently exercisable or become exercisable within 60 days, to purchase 879,125 shares. Does not include 31,625 shares underlying stock options held by Mr. Wall that are not presently exercisable and will not become exercisable within 60 days. Includes 27,722 shares of unvested restricted Common Stock held by Mr. Wall, over which he presently has voting power.

(7)	Includes shares underlying stock options held by Mr. Vollmer, which are presently exercisable or become exercisable within 60 days, to purchase 987,194 shares. Does not include 123,306 shares underlying stock options held by Mr. Vollmer that are not presently exercisable and will not become exercisable within 60 days. Includes 66,542 shares of unvested restricted Common Stock held by Mr. Vollmer, over which he presently has voting power. The Common Stock beneficially owned by Mr. Vollmer includes 200,000 shares held in trusts for which he is a trustee.

(8)	Includes shares underlying stock options held by Mr. Berns, which are presently exercisable or become exercisable within 60 days, to purchase 987,194 shares. Does not include 123,306 shares underlying stock options that are not presently exercisable and will not become exercisable within 60 days. Includes 66,542 shares of unvested restricted Common Stock held by Mr. Berns, over which he presently has voting power. The Common Stock beneficially owned by Mr. Berns includes 140,000 shares held in trusts for which he is the trustee. Does not include shares of Common Stock beneficially owned by REMY Investors. Mr. Berns disclaims beneficial ownership of such shares beneficially owned by REMY Investors.

(9)	Includes shares underlying stock options held by Mr. Holcomb, which are presently exercisable to purchase 44,445 shares. Includes 62,500 shares of unvested restricted Common Stock held by Mr. Holcomb, over which he presently has voting power.

(10)	Includes shares underlying presently exercisable stock options held by Mr. Buckner to purchase 60,000 shares. Does not include 10,000 shares underlying stock options held by Mr. Buckner that are not presently exercisable and will not become exercisable within 60 days. Includes 3,000 shares of unvested restricted Common Stock held by Mr. Buckner, over which he presently has voting power.

(11)	Does not include 20,000 shares underlying stock options held by Mr. Conlon that are not presently exercisable and will not become exercisable within 60 days. Includes 6,000 shares of unvested restricted Common Stock held by Mr. Conlon, over which he presently has voting power.

(12)	Includes shares underlying presently exercisable stock options held by Mr. Huff to purchase 70,000 shares. Does not include 10,000 shares underlying stock options held by Mr. Huff that are not presently exercisable and will not become exercisable within 60 days. Includes 3,000 shares of unvested restricted Common Stock held by Mr. Huff, over which he presently has voting power.

(13)	Includes shares underlying presently exercisable stock options held by Mr. Hunt to purchase 70,000 shares. Does not include 10,000 shares underlying stock options held by Mr. Hunt that are not presently exercisable and will not become exercisable within 60 days. Includes 3,000 shares of unvested restricted Common Stock held by Mr. Hunt, over which he presently has voting power.

(14)	Includes shares underlying presently exercisable stock options held by Mr. Peak to purchase 70,000 shares. Does not include 10,000 shares underlying stock options held by Mr. Peak that are not presently exercisable and will not become exercisable within 60 days. Includes 3,000 shares of unvested restricted Common Stock held by Mr. Peak, over which he presently has voting power.

(15)	Includes shares underlying stock options held by Mr. Talbott, which are presently exercisable to purchase 820,000 shares. Does not include 10,000 shares underlying stock options held by Mr. Talbott that are not presently exercisable and will not become exercisable within 60 days. Includes 3,000 shares of unvested restricted Common Stock held by Mr. Talbott, over which he presently has voting power.

(16)	Includes shares underlying stock options, which are presently exercisable or become exercisable within 60 days, to purchase 6,013,457 shares of Common Stock. Does not include shares underlying stock options to purchase 683,738 shares held by such individuals that are not presently exercisable and will not become exercisable within 60 days. Includes an aggregate of 524,892 shares of unvested restricted Common Stock held by certain directors and executive officers, over which they presently have voting power.

Except as stated herein, each stockholder has sole voting and investment power with respect to Common Stock included in the above table. There are no arrangements known to Patterson-UTI which may result in a change in control. The business address of each of our directors and officers is 450 Gears Road, Suite 500, Houston, Texas 77067.

AUDIT COMMITTEE REPORT

The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Patterson-UTI filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent Patterson-UTI specifically incorporates this report by reference therein.

The Audit Committee has reviewed and discussed the audited financial statements with management and Patterson-UTI’s independent registered public accounting firm.

The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard 380, The Auditor’s Communication with those Charged with Governance, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm their independence.

Taking the foregoing into consideration, the undersigned Audit Committee members recommended to the Board of Directors that the Board approve the inclusion of Patterson-UTI’s audited financial statements in the Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

Audit Committee of the Board of Directors:

Charles O. Buckner, Chairman

Curtis W. Huff

Terry H. Hunt

PricewaterhouseCoopers Fees for Fiscal Years 2012 and 2011

In 2012 and 2011, Patterson-UTI and its subsidiaries incurred fees for services provided by PricewaterhouseCoopers LLP.

Description	Fees Incurred in Fiscal Year 2012	Fees Incurred in Fiscal Year 2011
Audit fees	$1,090,000	$1,090,000
Tax fees	40,000	45,075
All other fees	1,919	1,919

Total	$1,131,919	$1,136,994

The Audit Committee appoints the independent registered public accounting firm. The Audit Committee or Mr. Buckner, as Chairman of the Audit Committee, approves all other engagements of the independent registered public accounting firm in advance. In the event Mr. Buckner approves any such engagement, he discusses such approval with the Audit Committee at its next meeting.

“Audit fees” relate to audit services of PricewaterhouseCoopers LLP for fiscal 2012 and 2011 consisting of the examination of Patterson-UTI’s consolidated financial statements, quarterly reviews of Patterson-UTI’s interim financial statements and services to assess Patterson-UTI’s internal control over financial reporting. “Tax fees” include federal, state, local and foreign tax compliance and related matters. “All other fees” consists of an annual subscription fee to a software product. The Audit Committee or Mr. Buckner, as Chairman of the Audit Committee, approved in advance all of the services described above.

The Audit Committee has discussed the non-audit services provided by PricewaterhouseCoopers LLP and the related fees and has considered whether those services and fees are compatible with maintaining auditor independence. The Audit Committee determined that such non-audit services were consistent with the independence of PricewaterhouseCoopers LLP.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Patterson-UTI’s officers and directors and persons who own more than 10 percent of a registered class of Patterson-UTI’s equity securities, to file reports of ownership and changes in ownership with the SEC. Each of these persons is required by SEC regulation to furnish Patterson-UTI with copies of Section 16(a) filings. Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to Patterson-UTI during 2011 and Forms 5 and amendments thereto furnished to Patterson-UTI with respect to 2011, or a written representation from the reporting person that no Form 5 is required, all filings required to be made by such officers, directors, and beneficial owners of more than 10 percent of a registered class of Patterson-UTI’s common stock were timely made.

Other Business

As of the date of this proxy statement, management of Patterson-UTI was not aware of any matter to be presented at the Meeting other than as set forth herein. If any other matters are properly brought before the Meeting, however, the shares represented by valid proxies will be voted with respect to such matters in accordance with the judgment of the persons voting them.

Stockholder Proposals for 2014 Annual Meeting

Proposals or Director Nominations for Inclusion in the Proxy Statement.    Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals or director nominations for inclusion in Patterson-UTI’s proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals or director nominations to Patterson-UTI in a timely manner. In order to be included in Patterson-UTI’s proxy statement for the 2014 annual meeting of stockholders, proposals or director nominations from stockholders must be received by Patterson-UTI no later than December 16, 2013, and must otherwise comply with the requirements of Rule 14a-8.

Proposals or Director Nominations not Included in the Proxy Statement.    In addition, Patterson-UTI’s bylaws establish an advance notice procedure with regard to stockholder proposals and director nominations not included in Patterson-UTI’s proxy statement. For director nominations not included in Patterson-UTI’s proxy statement, please refer to “Election of Directors — Meetings and Committees of the Board of Directors.” For stockholder proposals to be properly brought before the 2013 annual meeting, by a stockholder, the stockholder must be a stockholder of record on the date of the giving of the notice provided for below and on the record date for the determination of stockholders entitled to vote at such annual meeting and must give timely notice of such business in writing to the Secretary of Patterson-UTI. To be timely with respect to the 2014 annual meeting, a stockholder’s notice must be delivered to or mailed and received at Patterson-UTI’s principal executive offices not earlier than February 5, 2014 and not later than March 7, 2014; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after June 5, 2014, notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or public disclosure of the annual meeting date was made, whichever occurs first.

A stockholder’s notice to the Secretary of Patterson-UTI shall set forth:

•	a brief description of each matter desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting,

•	the name and record address of the stockholder proposing such business,

•	the class and number of shares of Patterson-UTI that are beneficially owned by the stockholder,

•	any material interest of the stockholder in such business, and

•	a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the annual meeting.

Patterson-UTI reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal or nomination that does not comply with these and other applicable requirements.

Annual Report

A copy of Patterson-UTI’s annual report on Form 10-K accompanies this proxy statement only if you have requested that a copy of this proxy statement be mailed to you. The annual report on Form 10-K also is available electronically by following the instructions in the Notice. The annual report on Form 10-K is not incorporated into this proxy statement and is not considered proxy-soliciting material.

A copy of the annual report on Form 10-K, including the financial statements and financial statement schedules, but excluding exhibits, may be obtained by stockholders without charge by written request to the Secretary of Patterson-UTI at 450 Gears Road, Suite 500, Houston, Texas 77067 or by accessing it on Patterson-UTI’s website at www.patenergy.com in the investors section under the “financial reports” link. Patterson-UTI will furnish the exhibits to Form 10-K upon request and upon receipt of a reproduction fee.

Delivery of Documents to Stockholders Sharing an Address

The SEC’s rules allow companies to send a single Notice or single copy of annual reports, proxy statements, prospectuses and other disclosure documents to two or more stockholders sharing the same address, subject to certain conditions. These rules are intended to provide greater convenience for stockholders, and cost savings for companies, by reducing the number of duplicate documents that stockholders receive. If instructions for separate delivery have been received from any stockholder, Patterson-UTI will deliver promptly separate copies of the relevant disclosure materials. Similarly, if multiple copies of disclosure materials are being delivered to a single address, stockholders can request a single copy for future deliveries. Written requests should be submitted to the Secretary of Patterson-UTI at 450 Gears Road, Suite 500, Houston, Texas 77067.

PATTERSON-UTI ENERGY, INC. 450 GEARS ROAD, SUITE 500 HOUSTON, TX 77067

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

    TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

				For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1. Election of Directors				☐	☐	☐
Nominees
01	Mark S. Siegel	02	Kenneth N. Berns		03 Charles O. Buckner 04 Michael W. Conlon 05 Curtis W. Huff
06	Terry H. Hunt	07	Cloyce A. Talbott
The Board of Directors recommends you vote FOR proposals 2. and 3.								For	Against	Abstain
2. Approval of an advisory resolution on Patterson – UTI’s compensation of its named executive officers.								☐	☐	☐
3. Ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm of Patterson-UTI for the fiscal year ending December 31, 2013.								☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]				Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com.

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PATTERSON-UTI ENERGY, INC.

Annual Meeting of Stockholders

June 5, 2013 10:00 AM

This proxy is solicited by the Board of Directors

The undersigned stockholder of Patterson-UTI Energy, Inc. (the “Company”) hereby appoints Mark S. Siegel, William Andrew Hendricks, Jr. and John E. Vollmer III, and each of them, proxies to the undersigned, each with full power to act without the other and with full power of substitution, to vote all of the shares which the undersigned is entitled to vote at the annual meeting of stockholders of the Company to be held Wednesday, June 5, 2013, at 10:00 a.m., local time, at the Hyatt North Houston Hotel, 425 N. Sam Houston Parkway East, Houston, Texas 77060, and at any and all adjournments or postponements thereof, with the same force and effect as if the undersigned were personally present. The undersigned hereby instructs the above-named proxies to vote the shares represented by this proxy in the manner as directed for the undersigned on the reverse side of this proxy card. If no directions are made, the proxies will vote “FOR” the nominees for directors, “FOR” the approval of the advisory resolution on executive compensation, and “FOR” the ratification of the selection of PricewaterhouseCoopers LLP as set forth on the reverse side. If any other matter should be presented properly, this proxy will be voted in accordance with the discretion of the above-named proxies.

Continued and to be marked, dated and signed on reverse side